Exhibit 10.1

OFFICE SPACE LEASE

560677 B.C. LTD.

Landlord

and

AQUINOX PHARMACEUTICALS (CANADA) INC.

Tenant

Suite 450

887 Great Northern Way, Vancouver, BC

Rentable Area: approximately 10,946 square feet

Date: February 5, 2016

INDEX

PART 1 - BASIC INFORMATION

1.1	Landlord	1
1.2	Tenant	1
1.3	Indemnifier	1
1.4	Building	1
1.5	Premises	1
1.6	Use	1
1.7	Term	1
1.8	Commencement Date	1
1.9	Fixturing Period	1
1.10	Basic Rent	1
1.11	Additional Rent	2
1.12	Prepaid Rent	2
1.13	Deposit	2
1.14	Rent Commencement Date	2
1.15	Basic Information	2

PART 2 - BASIC TERMS AND PRINCIPLES

2.1	Lease	2
2.2	Grant	2
2.3	Basic Covenants	2

PART 3 - USE OF PREMISES

3.1	Use	3
3.2	Abandonment	3
3.3	Operating Standards and Environmental Management Plan	3
3.4	Compliance with Laws	3
3.5	No Waste or Nuisance	3
3.6	Common Areas	4
3.7	Easements	4

PART 4 - TERM - POSSESSION

4.1	Term	4
4.2	Tenant Fixturing	4
4.3	Early Occupation	4
4.4	Delayed Possession	4
4.5	Surrender	5
4.6	Overholding	5
4.7	Effect of Termination	5
4.8	Acceptance of Premises	5

PART 5 - RENT

5.1	Payment	5
5.2	Basic Rent	6
5.3	Adjustment Due to Measurement	6
5.4	Deposit	6
5.5	Additional Rent	6
5.6	Utilities	7
5.7	Additional Services	8
5.8	General Provisions	8

PART 6 - TAXES

6.1	Taxes Payable by Landlord	9
6.2	Business and Other Taxes Payable by Tenant	9
6.3	Allocation of Realty Taxes to Premises	10
6.4	Allocation of Realty Taxes to Common Areas	10
6.5	Contesting Taxes	10
6.6	Alternate Methods of Taxation	10
6.7	Rental Taxes	10

PART 7 - MAINTENANCE, REPAIRS AND ALTERATIONS

7.1	Responsibility of Tenant	11
7.2	Responsibility of Landlord	11
7.3	Inspection, Entry and Notice	12
7.4	Alterations or Improvements	12
7.5	Removal and Restoration	15
7.6	External Changes	16
7.7	Trade Fixtures	16
7.8	Tenant’s Signs	16
7.9	Directory Board	17
7.10	Identification Signage to Premises	17
7.11	Landlord’s Signs	17

PART 8 - STANDARD SERVICES AND ALTERATIONS

8.1	Operation of Building	17
8.2	Services to Premises	17
8.3	Building Services	18
8.4	Utilities	18
8.5	Limitation	19
8.6	Special HVAC Service and Utilities and Excess Quantities	19
8.7	Additional Services Provided by Landlord	19
8.8	Landlord’s Alterations	20
8.9	Interruption or Delay of Services	20
8.10	Public Policy	20
8.11	Security and Information	20

PART 9 - DISPOSITIONS BY TENANT

9.1	Transfers	21
9.2	Assignment or Sublease to Related Corporation	22
9.3	Additional Requirements	22
9.4	No Release	23
9.5	Costs	23
9.6	No Advertising	23

PART 10 - INSURANCE AND INDEMNIFICATION

10.1	Tenant’s Insurance	23
10.2	Policy Requirements	24
10.3	Proof of Insurance	25
10.4	Failure to Maintain	25
10.5	Damage to Leasehold Improvements	25
10.6	Increase in Insurance Premiums/Cancellation	25
10.7	Landlord’s Insurance	26
10.8	Non-Liability for Loss, Injury or Damage	26
10.9	Indemnification of Landlord	27
10.10	Extension of Rights and Remedies	27

PART 11 - DAMAGE

11.1	Damage to Premises	27
11.2	Damage to the Building	28
11.3	Architect’s Certificate	29
11.4	Limitation on Landlord’s Liability	29

PART 12 - LANDLORD’S REMEDIES

12.1	Landlord May Perform Tenant’s Covenants	29
12.2	Re-Entry	30
12.3	Right to Distrain	31
12.4	Landlord May Follow Chattels	31
12.5	Rights Cumulative	32
12.6	Acceptance of Rent Non-Waiver	32
12.7	Default Costs	32

PART 13 - ADDITIONAL PROVISIONS

13.1	Landlord Default	32
13.2	Relocation	32
13.3	Demolition	33
13.4	Redevelopment	33
13.5	Effect of Termination	33

PART 14 - TRANSFERS BY LANDLORD

14.1	Sales, Conveyance and Assignment	33
14.2	Effect of Sale, Conveyance or Assignment	33
14.3	Subordination	33
14.4	Attornment	33
14.5	Nondisturbance	34
14.6	Effect of Attornment	34
14.7	Execution of Instruments	34

PART 15 - MISCELLANEOUS

15.1	Certification	34
15.2	Rights of Mortgagees	34
15.3	Joint and Several Liability	35
15.4	Landlord and Tenant Relationship	35
15.5	No Waiver	35
15.6	Expropriation	35
15.7	Decisions of Expert or Architect	35
15.8	Additional Costs	35
15.9	Notice	36
15.10	Confidentiality, Personal Information	36
15.11	Non Merger	36
15.12	Lease Entire Agreement	36
15.13	Registration	37
15.14	Name of Building	37
15.15	Governing Law	37
15.16	Survival of Tenant’s Covenants	37
15.17	Quiet Enjoyment	37
15.18	Force Majeure	37
15.19	Severability	38
15.20	Environmental Initiatives	38
15.21	Amendments	38
15.22	Assigns	38

15.23	Status of Manager	38
15.24	Acceptance by Tenant	38
15.25	Power, Capacity and Authority	38
15.26	Liability of Landlord	38
15.27	Schedules	39
SCHEDULE 1 LEGAL DESCRIPTION		40
SCHEDULE 2 FLOOR PLAN		41
SCHEDULE 3 DEFINITIONS		43
SCHEDULE 4 OPERATING STANDARDS		51
SCHEDULE 5 CONSTRUCTION SCHEDULE		54
SCHEDULE 6 OPERATING COSTS		55
SCHEDULE 7 INDEMNITY		59
Intentionally Deleted.		59
SCHEDULE 8 SPECIAL PROVISIONS		60
SCHEDULE 9 PANDEMIC PREPAREDNESS AND RESPONSE		65
SCHEDULE 10 ENVIRONMENTAL MANAGEMENT PLAN		68

PART 1 - BASIC INFORMATION		1

PART 2 - BASIC TERMS AND PRINCIPLES		2

PART 3 - USE OF PREMISES		3

PART 4 - TERM - POSSESSION		4

PART 5 - RENT		5

PART 6 - TAXES		9

PART 7 - MAINTENANCE, REPAIRS AND ALTERATIONS		11

PART 8 - STANDARD SERVICES AND ALTERATIONS		17

PART 9 - DISPOSITIONS BY TENANT		21

PART 10 - INSURANCE AND INDEMNIFICATION		23

PART 11 - DAMAGE		27

PART 12 - LANDLORD’S REMEDIES		29

PART 13 - ADDITIONAL PROVISIONS		32

PART 14 - TRANSFERS BY LANDLORD		33

PART 15 - MISCELLANEOUS		34

OFFICE SPACE LEASE

THIS LEASE is made as of the 5th day of February, 2016, between Landlord and Tenant listed below.

PART 1 - BASIC INFORMATION

1.1	Landlord	Name: Address:	560677 B.C. Ltd. c/o Dream Office Management (B.C.) Corp. Suite 1290, 13401 – 108 Avenue, Surrey, BC, V3T 5T3

		Phone No.: Fax No.:	604-586-5117 604-586-5100

1.2	Tenant	Name: Address:	Aquinox Pharmaceuticals (Canada) Inc. Suite 450, 887 Great Northern Way, Vancouver, BC V5T 4T5

		Phone No.: Fax No.:	604-629-9223 778-331-4486

1.3	Indemnifier	Intentionally deleted.

1.4	Building

887 Great Northern Way, Vancouver, BC and situate upon the lands described in Schedule 1 to this Lease.

1.5	Premises

The area outlined in heavy black on Schedule 2 to this Lease, located on the 4th floor of the Building, designated as Suite 450 and having a Rentable Area of approximately 10,946 square feet.

1.6	Use

The Premises may not be used for any purpose other than as a first class business office.

1.7	Term

Five (5) years

1.8	Commencement Date

November 1, 2016

1.9	Fixturing Period

April 1, 2016, as set out in Schedule 8.

1.10	Basic Rent

Period	Annual Rate (per sq. ft. of Rentable Area)	Annual Amount (plus Rental Taxes)	Monthly Amount (plus Rental Taxes)
From November 1, 2016 to and including October 31, 2018	$23.00	$251,758.00	$20,979.83
From November 1, 2018 to and including October 31, 2019	$24.00	$262,704.00	$21,892.00
From November 1, 2019 to and including October 31, 2021	$25.00	$273,650.00	$22,804.17

1.11	Additional Rent

The following additional payments are payable as rent as of and from the Rent Commencement Date:

.1	Tenant’s Share of Realty Taxes and Operating Costs

.2	Utilities for the Premises

.3	Additional Services

.4	All amounts payable by Tenant pursuant to the Construction Schedule

.5	All other amounts set out herein as Additional Rent

1.12	Prepaid Rent

Landlord acknowledges receipt of the sum of $37,407.96, plus applicable taxes to be applied to the rent accruing for the first one (1) month of the Term.

1.13	Deposit

Landlord acknowledges that Tenant has deposited $39,232.29, plus applicable taxes with Landlord to be applied as provided in this Lease.

1.14	Rent Commencement Date

November 1, 2016

1.15	Basic Information

Each reference in this Lease to any portion of the Basic Information shall incorporate the specific information described above. Certain words and phrases recurring throughout this Lease have defined meanings as set out in Schedule 3 to this Lease, unless the subject matter or context requires otherwise.

PART 2 - BASIC TERMS AND PRINCIPLES

2.1	Lease

This is a lease as well as a business contract. It is intended that this Lease be an absolutely net and carefree lease for Landlord and that Landlord shall not be responsible for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises or the Building during the Term, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term, except as shall be otherwise expressly provided in this Lease. Each provision of this Lease applicable to each party although not expressed as a covenant, shall be construed to be a covenant of such party for all purposes.

2.2	Grant

In consideration of the rents to be paid and the covenants contained in this Lease, Landlord leases the Premises to Tenant and Tenant leases and accepts the Premises from Landlord, to have and to hold the Premises during the Term (unless terminated earlier pursuant to this Lease), at the rent, subject to the conditions and limitations and in accordance with the covenants contained in this Lease. Landlord grants to Tenant a non-exclusive licence throughout the Term to the benefit or use (as may be appropriate) of those Common Areas and Facilities which provide access to the Premises or which are generally made available to all tenants in the Building, in common with other tenants of the Building and with all others entitled thereto, subject to the terms and conditions of this Lease.

2.3	Basic Covenants

Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.

PART 3 - USE OF PREMISES

3.1	Use

Tenant covenants to use the Premises only as specified in section 1.6 in accordance with the Operating Standards, Environmental Management Plan and the standards of comparable office buildings in the municipality. Tenant shall operate in a first-class, reputable manner befitting the reputation and image of the Building. Tenant shall take possession of the Premises no later than the Commencement Date, unless Landlord otherwise consents in writing.

3.2	Abandonment

Tenant will not vacate or abandon the Premises at any time during the Term without Landlord’s prior written consent, which consent may be unreasonably or arbitrarily withheld. If Tenant, without Landlord’s prior written consent, vacates, or abandons the Premises, or fails to conduct its business therein, or uses or permits or suffers the use of the Premises for any purpose not specifically herein authorized, Tenant will be in breach of Tenant’s obligations under this Lease, and then without constituting a waiver of Tenant’s obligations or limiting Landlord’s remedies hereunder, all Rent reserved in this Lease will immediately become due and payable to Landlord unless payment thereof is guaranteed to the satisfaction of Landlord.

3.3	Operating Standards and Environmental Management Plan

Tenant shall comply and cause every Person over whom it has control to comply with the Operating Standards and the Environmental Management Plan. Landlord may from time to time make other rules and regulations to amend and supplement the Operating Standards and which relate to the operation, use, reputation, safety, care or cleanliness of the Building and the Premises, the operation and maintenance of buildings and equipment, the use of Common Areas, and any other matters affecting the operation and use of the Building and conduct of business in the Premises and which may differentiate between different types of businesses. If the Operating Standards conflict with any other provisions of this Lease, the other provisions of this Lease shall govern. Landlord shall not be obligated to enforce the Operating Standards or Environmental Management Plan and shall not be responsible to Tenant for failure of any Person to comply with the Operating Standards or the Environmental Management Plan. The Operating Standards may differentiate between different types of tenants, different parts of the Building or otherwise.

3.4	Compliance with Laws

Tenant is responsible at all times to comply with and to keep the Premises, the Leasehold Improvements and Trade Fixtures in compliance and in accordance with the requirements of all Applicable Laws and the requirements of any insurer by which Landlord or Tenant is insured and affecting the construction, operation, condition, maintenance, use or occupation of the Premises or the making of any repair or alteration including, without limitation, compliance with each Environmental Law and any agreements with adjoining owners and or third parties affecting the Premises and the Building. It is Tenant’s responsibility to ensure that its use from time to time is permitted by all Applicable Laws. At Landlord’s request Tenant shall comply with any directive, policy or request of any Governmental Authority or any other reasonable request of Landlord, in respect of any energy conservation, water conservation, waste management, health, safety, security or other matter relating to the operation of the Building. Tenant shall not allow or cause any act or omission to occur in or about the Premises which may result in an illegal or prohibited use or causes any breach of or non-compliance with any Applicable Laws. If, due to Tenant’s acts, omissions or use of the Premises, repairs, alterations or improvements to the Premises or the Building are necessary to comply with any of the foregoing or with the requirements of insurance carriers, Tenant will pay the entire cost thereof. Before being permitted to take possession of the Premises, and at any time and from time to time thereafter within ten (10) days after Landlord’s request, Tenant shall provide a true and complete copy of all environmental permits and compliance certificates for Tenant’s permitted business operations and all other activities by Tenant at, upon or about the Premises required and/or issued by a Governmental Authority or insurance underwriter pursuant to any Environmental Law.

3.5	No Waste or Nuisance

Tenant shall not commit or permit any waste or Damage to the Premises or the Building, or commit or permit anything which may disturb the quiet enjoyment of any occupant of the Building or which is a health hazard or which may interfere with the operation of any Building Systems or with the computer equipment, telecommunication equipment or other technological equipment of Landlord, any service providers or other occupants of the Building. Tenant will not cause or permit any nuisance or hazard in or about the Premises and Tenant will not permit the storage of any Contaminant or any Discharge in or about the Premises or the Building and will keep the Premises free of Contaminants, debris, trash, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise), environmental, health or other hazard (including any electromagnetic fields or other forms of radiation) or undue vibration, heat or any noxious or strong noises or odours or anything which may disturb the enjoyment of the Building and the Common Areas by customers and other tenants of the Building. Without limiting the generality of the foregoing: (a) Tenant shall not use or permit the use of any equipment or device such as, without limitation, loudspeakers, stereos, public address systems, sound amplifiers, radios, televisions, VCR’s or DVD’s which is in any manner audible or visible outside of the Premises; and (b) no noxious or strong odours shall be allowed to permeate outside the Premises; and (c) no boot trays or other items may be placed outside the Premises; in each case without the prior written consent of Landlord which may be arbitrarily withheld or withdrawn on 24 hours Notice to Tenant.

3.6	Common Areas

Landlord agrees that Tenant, in common with all others entitled thereto including the general public in concourse areas, may use and have access through the Common Areas for their intended purposes during Normal Business Hours only; provided however, that in an emergency or in the case of Landlord making repairs, Landlord may temporarily close or restrict the use of any part of the Common Areas, although Landlord shall, in such instances, endeavour not to prevent access to the Premises. Landlord may, from time to time, terminate or amend Tenant’s right of use of any of the Common Areas or eliminate or change the location and size of any of the Common Areas and their facilities.

3.7	Easements

Tenant acknowledges that Landlord and any persons authorized by Landlord may install, maintain and repair pipes, wires and other conduits or facilities through the Common Areas and the Premises. Any such installing, maintaining and repairing shall be done as quickly as possible and in a manner that will minimize inconvenience to Tenant to the extent reasonably possible in the circumstances.

PART 4 - TERM - POSSESSION

4.1	Term

This Lease shall be for the Term set out in section 1.7 unless earlier terminated as provided in this Lease, and nothing hereafter contained in this Part 4 shall postpone the Commencement Date, or extend the Term.

4.2	Tenant Fixturing

Subject to Schedule 8, section 3, Fixturing Period (Early Occupancy), should Landlord permit Tenant to take possession of the Premises for purposes of fixturing or installing its Leasehold Improvements prior to the Commencement Date, then all of the terms and conditions of this Lease, except for payment of Basic Rent, shall be in full force and effect as of the date Tenant takes such possession, and Tenant shall reimburse Landlord for the cost of any Additional Services provided during the Fixturing Period, including the cost of cleaning and rubbish removal, and any Utilities consumed in the Premises.

4.3	Early Occupation

Intentionally deleted.

4.4	Delayed Possession

Subject to Schedule 8, section 3, Fixturing Period (Early Occupancy), if Landlord is delayed for any reason in delivering possession of all or any portion of the Premises to Tenant on or before the Commencement Date, then Tenant will take possession of the Premises on the date when Landlord delivers possession of all of the Premises, which date will be conclusively established by Notice from Landlord to Tenant at least five (5) days before such date. This Lease will not be void or voidable nor will the Term be extended nor will Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Premises to Tenant. In the event that such delay in delivering possession is solely attributable to Landlord not performing Landlord’s Improvements within a time that a reasonably prudent Landlord would be expected to complete Landlord’s Improvements, no Rent will be payable by Tenant, for the period prior to the date on which Landlord can so deliver possession of all of the Premises, unless Tenant elects to take possession of a portion of the Premises whereupon Rent will be payable in respect of such portion from the date such possession is so taken. In all other circumstances, Rent will be fully payable by Tenant as if Landlord delivered the entire premises to Tenant on the Commencement Date.

4.5	Surrender

Tenant shall surrender possession of the Premises upon termination of this Lease by expiration of the Term or operation of the terms hereof, in good and substantial repair and condition as required by this Lease.

4.6	Overholding

If Tenant remains in possession of the Premises following termination of this Lease by expiration of the Term or operation of the terms hereof, with or without objection by Landlord, and without any written agreement otherwise providing, Tenant shall be deemed to be a monthly tenant (with either party having the right to terminate such monthly tenancy at any time on 30 days Notice, whether or not the date of termination is at the end of a rental period) upon the same terms and conditions as are contained in this Lease insofar as these are applicable to a monthly tenancy, except as to the Term, and except as to Basic Rent which shall be equal to the greater of: (a) twice the Basic Rent payable in the last year of the Term or any renewal term, or (b) the then prevailing rate charged by Landlord in the Building. This provision shall not authorize Tenant to so overhold where Landlord has objected.

4.7	Effect of Termination

The expiry or termination of this Lease whether by elapse of time or by the exercise of any right of either Landlord or Tenant pursuant to this Lease shall be without prejudice to the right of Landlord to recover arrears of rent and the right of each party to recover damages for an antecedent default by the other.

4.8	Acceptance of Premises

Tenant agrees that, except as may be specifically set out herein, the Premises are accepted on an “as is” basis and there is no promise, representation or undertaking binding upon Landlord with respect to any alteration, remodelling or decoration of the Premises or with respect to the installation of equipment or fixtures in the Premises. Taking possession of all or any portion of the Premises by Tenant will be conclusive evidence as against Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession, subject only to latent defects and to those deficiencies (if any) listed in a Notice delivered by Tenant to Landlord not more than ten days after the date of taking possession.

PART 5 - RENT

5.1	Payment

From and after the Rent Commencement Date, Tenant shall pay to Landlord the Basic Rent and the Additional Rent. Tenant covenants to pay rent without any deduction, abatement or set off except as specified in this section. All rent in arrears shall bear interest at the Interest Rate from the date on which the same became due until the date of payment. Except as provided in sections 11.1 or 11.2 or by reason of a decision by Landlord to terminate this Lease pursuant to Part 11, (i) Damage to all or any portion of the Premises or the Building and (ii) restriction by Landlord of Tenant’s, its employees’ or its invitees’ right of access to the Building or the Premises, in accordance with Schedule 8 hereto shall not terminate this Lease nor entitle Tenant to surrender the Premises, nor in any way affect Tenant’s obligation to pay rent. Tenant agrees rent will be paid to Landlord by an automated debiting system, under which payments are deducted from Tenant’s bank account and credited to Landlord’s bank account on the due date, without prejudice to any other right or remedy of Landlord; otherwise rent will be paid to Landlord at the address of Landlord set forth in section 1.1, or to such other person or at such other address as Landlord may from time to time designate in writing. Alternatively, if and to the extent Landlord so requires, Tenant agrees to deliver to Landlord at the time and for the period requested from time to time by Landlord monthly post-dated cheques in amounts conforming with the monthly Basic Rent payments, plus any Additional Rent payments estimated by Landlord in advance. Tenant’s obligations to pay rent will survive the expiration or earlier termination of this Lease.

5.2	Basic Rent

Tenant shall pay Basic Rent in the amount set out in section 1.10, without demand and without any set-off, deduction or abatement (except as provided herein), in advance in equal consecutive monthly instalments on the first of each month commencing on the Rent Commencement Date at the address of Landlord set out in Section 1.1 or at such other place as Landlord may designate from time to time to Tenant. Rent is subject to adjustment upon measurement of the actual Rentable Area of the Premises by Landlord.

5.3	Adjustment Due to Measurement

Landlord may, from time to time, at its option, cause the Rentable Area of the Premises to be measured by an Expert in accordance with the Measurement Standards and deliver a certificate of measurement to Tenant, and, if necessary as a result of such measurement, the annual Basic Rent and the calculations of Additional Rent shall be adjusted by Landlord. The effective date of any such adjustment shall be:

.1	in the case of any measurement made prior to or within six months of the Commencement Date, the date Tenant is allowed possession of the Premises under this Lease; and

.2	in all other cases, the date of the determination of the measurement.

Any such measurement by an Expert shall be final and binding on Landlord and Tenant. Neither Landlord nor Tenant may claim any adjustment to the annual Basic Rent or to the calculation of Additional Rent based on the Rentable Area of the Premises except in accordance with a measurement by an Expert made pursuant to this Section and, for greater certainty, neither Landlord nor Tenant may claim any adjustment to the annual Basic Rent or to the calculation of the Additional Rent based on such measurement for the period prior to the effective date of such adjustment as set out above.

5.4	Deposit

Tenant shall pay to Landlord a Deposit in the amount specified in section 1.13 to be held by Landlord as security for Tenant’s performance of its covenants under this Lease (without prejudice to Landlord’s other rights and remedies). No interest shall accrue or be payable to Tenant in respect of the Deposit. If Tenant shall be in default of any such covenant, Landlord may appropriate and apply such portion of the Deposit as Landlord considers necessary to compensate it for rent outstanding or loss or damage suffered by Landlord arising out of or in connection with such default. When requested by Landlord following any such appropriation Tenant shall pay to Landlord an amount sufficient to restore the original amount of the Deposit. Tenant shall not assign or encumber its interest in the Deposit, and Landlord shall not be bound by any attempted assignment or encumbrance of the Deposit, except in the case of any permitted Transfer of the Lease pursuant to Part 9 of the Lease, in which case Tenant’s interest in the Deposit shall be deemed to have been assigned to such permitted Transferee as of the date of such Transfer. So much of the Deposit as remains unappropriated by Landlord shall be returned to Tenant within 60 days after expiry of the Term so long as Tenant has surrendered the Premises in accordance with all requirements of this Lease, otherwise the Deposit shall be forfeited to Landlord as liquidated damages, without prejudice to any other right or remedy available to Landlord.

5.5	Additional Rent

.1	From and after the Rent Commencement Date, or such earlier date specified in this Lease, Tenant shall pay, throughout the Term, to Landlord, or to others if any sums are required by the terms of this Lease to be paid to anyone other than Landlord, further annual rent for the Premises equal to the aggregate of the following amounts:

(a)	Each Realty Tax levied or imposed upon or in respect of the Premises and each Realty Tax allocated to the Premises under Part 6 of this Lease,

(b)	Tenant’s Share of Operating Costs,

(c)	All amounts payable by Tenant pursuant to the Construction Schedule,

(d)	All charges for heat, water, gas, electricity or any other Utilities used or consumed in the Premises which are not supplied to Tenant by or through Landlord,

(e)	All charges for Additional Services,

(f)	Tenant’s Additional Share of Costs, and

(g)	Any other amounts payable hereunder as Additional Rent.

.2	Prior to the Commencement Date and at or prior to the beginning of each Fiscal Period thereafter, Landlord shall compute and deliver to Tenant a bona fide estimate in respect of such Fiscal Period of Tenant’s share of Realty Taxes, Tenant’s Share of Operating Costs and such other items of Additional Rent as Landlord may estimate in advance and Tenant shall pay to Landlord in monthly instalments one-twelfth of such estimate simultaneously with Tenant’s payments of Basic Rent, provided that the monthly instalments on account of Tenant’s share of Realty Taxes may be determined so that Landlord collects all such amounts payable by Tenant by the final due date in the relevant calendar year. Landlord may from time to time re-estimate any items of Additional Rent and may fix monthly instalments for the then remaining balance of the Fiscal Period so that such items will be entirely paid during such Fiscal Period and Tenant shall change its monthly instalments to conform with the revised estimates. Landlord may also demand immediate payment of any amounts paid or payable by Landlord or otherwise due hereunder which are chargeable as Additional Rent and have not been collected in accordance with the foregoing.

.3	Landlord shall deliver to Tenant within 12 months after the end of each Fiscal Period a written statement or statements (the “Statement”) setting out in reasonable detail the amount of Operating Costs, the Realty Taxes and such other items of Additional Rent as Landlord estimated in advance for such Fiscal Period. If Tenant’s share of Realty Taxes, Tenant’s Share of Operating Costs and other items of Additional Rent actually paid by Tenant to Landlord during such Fiscal Period differs from the amount of Tenant’s share of Realty Taxes, Tenant’s Share of Operating Costs and other items of Additional Rent payable for such Fiscal Period, Tenant shall pay such difference or Landlord shall credit Tenants’ account (as the case may be), without interest within 10 days after the date of delivery of the Statement. Failure of Landlord to render any Statement shall not prejudice Landlord’s right to render such Statement thereafter or with respect to any other Fiscal Year. Landlord may render amended or corrected Statements.

.4	If Tenant disputes the accuracy of any Statement within the period permitted under Section 5.8.5 of the Lease and Landlord and Tenant fail to settle the matter within a reasonable period, the matter shall be referred by Landlord to an Expert for prompt decision. Tenant shall pay in accordance with the Statement until such decision is rendered. The Expert’s signed determination shall be final and binding on both Landlord and Tenant. Any adjustment required to any previous payment made by Tenant or Landlord by reason of any such determination shall be made within 14 days thereof, and the party required to pay such adjustment shall bear all costs of the Expert, except that if the amount to be paid is 20% or less of the amount in dispute, Tenant shall pay all costs.

5.6	Utilities

Except where Tenant is purchasing Utilities directly from a supplier with Landlord’s consent, Tenant shall pay to Landlord the cost incurred by Landlord in providing Utilities to the Premises as equitably determined by Landlord, commencing on the earlier of the date of possession and the Rent Commencement Date, and billed monthly, in advance. The amount of such cost shall be based on Landlord’s equitable estimates of Tenant’s Share for the quantities and types of Utilities supplied to the Building. Landlord shall have the right, but not the obligation, to obtain Utilities for the Building in a manner which meets certain environmental standards determined by Landlord. Any additional cost related to such Utilities shall be added to Operating Costs. Tenant shall also pay to Landlord the cost of cleaning, maintaining and servicing all electric light fixtures in the Premises, including the cost of replacing light bulbs, tubes, starters and ballasts. If Landlord shall from time to time reasonably determine that the use of electricity or any other Utility or service in the Premises is disproportionate to the use of other tenants in the Building, Landlord may adjust Tenant’s share of the cost thereof from a date reasonably determined by Landlord to take equitable account of the disproportionate use and may separately charge Tenant for such excess cost, plus 15% of such excess cost to cover Landlord’s costs of administration. At Landlord’s request, Tenant shall install and maintain at Tenant’s expense metering devices for checking the use of any such Utility or service in the Premises. In all cases Tenant shall reimburse Landlord in the same manner in which Landlord is charged including any energy demand or consumption charges.

5.7	Additional Services

.1	Tenant may from time to time be provided with or request Additional Services from Landlord and Tenant shall pay to Landlord, Landlord’s charge for such Additional Services plus 15% of such charge to cover Landlord’s cost of administration, payable forthwith upon delivery of Landlord’s invoice therefor.

.2	Tenant shall not install in the Premises equipment or Utilities (including telephone, telecommunication or other information technology equipment) which may or does overload any Utilities or which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the HVAC Facilities as normally operated. Landlord may install supplementary HVAC units, facilities or services in the Premises, or modify the HVAC Facilities, as may in Landlord’s reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord, within ten days of receipt of any invoice, for the cost thereof, including, without limitation, installation, operation and maintenance expenses, plus 15% of such cost to cover Landlord’s costs of administration.

5.8	General Provisions

.1	No Delay in Payment of Rent: Nothing contained in this Lease shall suspend or delay the payment of any money by Tenant at the time it becomes due and payable. Tenant agrees that Landlord may, at its option, apply any sums received against any amounts due and payable under this Lease in such manner as Landlord sees fit. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder will be deemed to be other than on account of the earliest stipulated Rent, nor will any endorsement or statement on any cheque or any letter accompanying any cheque, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such cheque or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy available to Landlord.

.2	Interest on Arrears: If any amount of Rent is in arrears it shall bear interest at the Interest Rate.

.3	Partial Periods: If the Rent Commencement Date is any day other than the first day of a calendar month, or if the Term ends on a day other than the last day of a calendar month, then Basic Rent and Additional Rent, as the case may be, will be adjusted for the months affected, pro rata, based on a 365 day year.

.4	Estimated Amounts: Where Landlord estimates or re-estimates the costs of Realty Taxes, Operating Costs and the amount of Utilities supplied, it shall do so acting reasonably and shall provide Tenant with statement of such estimates.

.5	Statements: Invoices for the actual determination of Tenant’s Share of Operating Costs and Realty Taxes shall be accompanied by a Statement of such Operating Costs and Realty Taxes verified to be correct by Landlord. Tenant may not claim a re-adjustment in respect of Tenant’s Share of Operating Costs or Realty Taxes or other items of Additional Rent for a Fiscal Period based upon any error of computation or allocation except by Notice delivered to Landlord within six months after the date of delivery of Landlord’s Statement stating the particulars of the error in computation.

.6	General: All amounts payable by Tenant to Landlord pursuant to this Lease except Rental Taxes shall be deemed to be Rent and shall be payable and recoverable as Rent, and Landlord shall have all rights against Tenant for default in any such payment as in the case of arrears of Rent. All Rent shall be paid in lawful money of Canada.

.7	Allocations: Where any amount, cost or expense is to be determined, allocated, apportioned or attributed under any provision of this Lease, Landlord shall do so and shall act equitably in determining and applying criteria which are relevant to doing so and Landlord may retain engineering, accounting, legal and other professional consultants to assist and advise in doing so. If a charge for Additional Services is payable by Tenant under this Lease, then to the extent any cost or expense is included in such charge, such cost or expense shall be excluded from Operating Costs.

.8	Adjustment of Operating Costs:

(a)	Where Landlord determines, acting reasonably but in its sole discretion, that any items(s) of Operating Costs are provided only to or for the benefit of a portion of the Building, then Landlord shall be entitled, but not obligated, to allocate the cost of those item(s) over such portion of the Building and adjust Tenant’s Operating Cost payment based on such allocation;

(b)	if the Building is comprised of different categories of leaseable premises, Landlord shall be entitled, but not obligated, to allocate Operating Costs among the various categories on the basis of such factors as Landlord determines to be relevant and to adjust Tenant’s Operating Cost payment based on such allocation; and

(c)	if any facilities, services or utilities:

(i)	for the operation, administration, management, repair and maintenance of the Building are provided from another building or other buildings owned or operated by Landlord or its manager;

(ii)	for the operation, administration, management, repair and maintenance of another building or other buildings owned or operated by Landlord or its manager are provided from the Building; or

(iii)	are otherwise shared between the Building and another building or other buildings,

the costs, charges and expenses of such items shall be allocated by Landlord, between the Building and other building or buildings on an equitable basis.

.9	Reduction or Control of Operating Costs and Utility Consumption: Tenant shall comply with any practices or procedures that Landlord, acting reasonably, may from time to time introduce to reduce or control Operating Costs or Utility consumption and shall pay, as Additional Rent, all costs, as determined by Landlord, that may be incurred by Landlord as a result of any non-compliance. Landlord may use an Expert to assist it in making such determination.

PART 6 - TAXES

6.1	Taxes Payable by Landlord

Landlord shall pay all Realty Taxes in the first instance, unless levied or imposed directly against Tenant or the Premises. Landlord may defer such payments or compliance to the fullest extent permitted by law so long as it pursues in good faith any contest or appeal of any such Realty Taxes with reasonable diligence.

6.2	Business and Other Taxes Payable by Tenant

Tenant shall promptly pay before delinquency to the taxing authorities or to Landlord, if it so directs, as Additional Rent, all Business Taxes, and any other taxes, charges, rates, duties and assessments levied, rated, imposed, charged or assessed against or in respect of any use, occupancy or conduct of business at the Premises by Tenant or any other permitted occupant, or in respect of the Leasehold Improvements, Trade Fixtures, Tenant Property, or the business or income of Tenant on or from the Premises or rent payable under this Lease. Tenant shall pay to Landlord any increase or incremental amount of Realty Taxes or other taxes which Landlord, acting reasonably, has determined to be attributable to an act by Tenant (for example declaring itself a separate school supporter) or attributable to the Leasehold Improvements, Trade Fixtures and Tenant Property.

6.3	Allocation of Realty Taxes to Premises

There may be more than one Realty Tax for the Lands and the Building, each such Realty Tax being separately assessed, charged or imposed upon or in respect of the Lands and the Building. Subject to section 6.4 and the last paragraph of this section 6.3, each Realty Tax for the Building shall be allocated to the Premises under either section 6.3.1 or 6.3.2 and payable by Tenant as Rent, as Landlord, from time to time, determines, such that:

.1	if there is a separate assessment or charge (or in lieu thereof, any information available to Landlord from which a separate assessment or charge may be determined by Landlord) for the Premises such Realty Tax for the Lands and the Building may be allocated to the Premises on the basis of such separate assessment or charge; or

.2	Tenant’s Share of such Realty Tax for the Lands and the Building may be allocated to the Premises. For the purpose of this section 6.3.2. if any rentable premises in the Building are vacant, any lower tax rate or other reduction in such Realty Tax due to such vacancy shall be deemed not to exist and such Realty Tax for the Lands and the Building shall be adjusted to be the amount that would be applicable if the Building was fully occupied and the benefit of any lower tax rate or other reduction in such Realty Tax due to vacancies shall accrue solely to Landlord.

6.4	Allocation of Realty Taxes to Common Areas

Landlord may allocate to the Common Areas a portion of any Realty Tax for the Building and such allocated portion may include, without limitation, any amount of such Realty Tax related to assessments for portions of the Common Areas identified in the assessments of rentable premises.

6.5	Contesting Taxes

.1	Tenant may, at its expense, appeal or contest the taxes, assessments and other amounts payable as described in section 6.2 but such appeal or contest shall be limited to the assessment of the Premises alone and not to any other part of the Building or the Lands and provided Tenant first gives Landlord Notice of its intention to do so, and consults with Landlord, and provides such security as Landlord requires and obtains Landlord’s prior written approval.

.2	Landlord reserves the exclusive right to appeal or contest any taxes payable by Landlord, including Realty Taxes.

6.6	Alternate Methods of Taxation

If, during the Term, the method of taxation shall be altered so that the whole or any part of the Realty Taxes now levied on real estate and improvements are levied wholly or partially as a capital levy or on the rents received or reserved or otherwise, or if any new or other tax, assessment, levy, imposition or charge in lieu thereof, shall be imposed upon Landlord, related in any way to the Building, the Lands or the income therefrom, then all such taxes, assessments, levies, impositions and charges shall be included when determining Realty Taxes. If, during the Term, the method of taxation shall be altered, so that the whole or any part of the business taxes formerly payable in respect of any use or occupancy of the Premises is merged into a comprehensive realty tax, Landlord shall have the right to allocate and collect such component of the comprehensive realty tax (as would have been formerly business taxes) in the manner or on the same basis as would have been employed by the Governmental Authority previously levying same.

6.7	Rental Taxes

Tenant shall pay to Landlord all Rental Taxes applicable from time to time, calculated and payable in accordance with Applicable Laws and Tenant shall pay such amount at the earlier of: (i) the time provided for by Applicable Laws; and (ii) the time the Rent to which such Rental Taxes relate is required to be paid under this Lease. The amount payable by Tenant on account of Rental Taxes shall be deemed not to be Rent for the purpose of such calculation but in the event of a failure by Tenant to pay any amount, Landlord shall have the same rights and remedies as it has in the event of a failure by Tenant to pay Rent.

PART 7 - MAINTENANCE, REPAIRS AND ALTERATIONS

7.1	Responsibility of Tenant

Without notice or demand from Landlord and except to the extent that Landlord is specifically responsible therefor under this Lease, Tenant will at its sole cost manage, maintain, operate and repair the Premises, the Leasehold Improvements and the Trade Fixtures and all improvements therein (whether or not such improvements were installed or furnished by Tenant) in good order and condition all as a careful owner would do, including without limitation:

.1	making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any Governmental Authority,

.2	removing all debris and refuse in accordance with the Operating Standards.

.3	maintaining and keeping in a good state of repair, the Leasehold Improvements, the Trade Fixtures and any signage, or other fixtures, attachments or installations in any part of the Building permitted by this Lease to be installed by or on behalf of Tenant, whether or not located in the Premises.

.4	keeping the Premises in a clean, tidy and sanitary condition, and not permitting wastepaper, garbage, ashes, waste or objectionable material to accumulate thereon or in or about the Building, other than in areas and in a manner designated by Landlord, and wiping down all work stations on a regular basis.

.5	repairing all Damage in the Premises resulting from any misuse, excessive use or installation, alteration, or removal of Leasehold Improvements, Trade Fixtures, fixtures, furnishings or equipment.

Tenant shall also manage, maintain, operate and repair the Premises and construct, use, operate and maintain Leasehold Improvements and all furnishings, fixtures and equipment located in the Premises so as to comply with the Environmental Management Plan. Tenant will promptly notify Landlord of any Damage to or defect in any part of the Premises, or in any equipment or utility system serving the Premises, of which Tenant becomes aware notwithstanding that Landlord may have no obligation with regard thereto.

7.2	Responsibility of Landlord

Subject to Part 11, Landlord shall maintain and keep in good repair to the standards from time to time prevailing for similar office buildings in the area in which the Building is located, subject, however, to the limitations occasioned by the design and age of the Building and the capacity of the Building Systems and to reasonable wear and tear not inconsistent with such standard:

.1	the Building structure, roof, and permanent building walls (except for interior faces facing into the Premises),

.2	the HVAC Facilities,

.3	systems and equipment installed by Landlord for the supply and distribution of Utilities,

.4	the Common Areas including the elevators,

.5	Landlord’s Improvements in the Premises, and

.6	damage from causes against which Landlord has agreed to insure, as primary insurer.

The following provisions limit Landlord’s obligations in this section 7.2:

.7	if all or part of such systems, facilities and equipment are destroyed, damaged or impaired, Landlord will have a reasonable time in which to complete the necessary repair or replacement, and during that time will be required only to maintain such services as are reasonably possible in the circumstances,

.8	Landlord may temporarily discontinue such services or any of them at such times as may be necessary due to Unavoidable Delay,

.9	Landlord will use reasonable diligence in carrying out its obligations under this section 7.2, but will not be liable under any circumstances for any consequential damage to any person (including, without limitation, Tenant) or to any property for any failure to do so,

.10	no reduction or discontinuance of Landlord services or loss of use of the Premises will be construed as an eviction of Tenant or release Tenant from any obligation of Tenant under this Lease,

.11	nothing contained herein will derogate from the provisions of Part 11 or from Landlord’s ability to include in Operating Costs, the cost of complying with this Part 7, and

.12	the repair standard may be suspended from time to time due to a Pandemic.

7.3	Inspection, Entry and Notice

.1	Tenant will permit Landlord and its authorized agents, employees, consultants and contractors to enter upon the Premises at any time or times to examine, measure and inspect the Premises, to show the Premises to prospective tenants, mortgagees or purchasers, to provide janitorial and maintenance services, to take such steps as may be reasonably necessary to comply with the Environmental Management Plan and to make all repairs, alterations, changes, adjustments, improvements or additions to the Premises or the Building including the Building Systems that Landlord considers necessary or desirable, whether for the direct benefit of the Premises or where necessary to serve another part of the Building. For these purposes, Landlord may take all material into and upon the Premises that is required therefor and may have access to the overhead conduits and access panels and shafts and Landlord may check, calibrate, adjust and balance controls and other parts of the Building Systems and facilities including the HVAC Facilities. The Rent required to be paid pursuant to this Lease will not abate or be reduced while any such repairs, alterations, changes, adjustments, improvements or additions are being made due to loss or interruption of Tenant’s business. Tenant will not obstruct pipes, conduits, ducts or shafts or other parts of the Building Systems so as to prevent access to them by Landlord. Tenant will provide free and unhampered access for the above purposes and will not be entitled to compensation for any damages, inconvenience, nuisance or discomfort caused thereby, but Landlord in exercising its rights under this section will make reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises. No entry made or work undertaken by or on behalf of Landlord upon the Premises pursuant to this section is a re-entry or a breach of Landlord’s covenant for quiet enjoyment. Despite the foregoing, Landlord will endeavour to give Tenant at least 24 hours prior Notice before doing any repair or maintenance work during Normal Business Hours, except in the case of emergencies.

.2	Landlord may give Notice to Tenant requiring it to perform in accordance with section 7.1 hereof, and Tenant shall rectify any failure to perform within the time period set out in section 12.1 hereof. Should Tenant fail to commence such remedy within the allotted time, or having so commenced, fail to diligently continue such remedy to conclusion, Landlord may carry out such remedy without further notice to Tenant, and charge Tenant for such remedy as if it were an Additional Service requested by Tenant.

.3	If Tenant is not present to open and permit any entry into the Premises when for any reason an entry shall be necessary or in the case of a real or apprehended emergency, Landlord or its agents may, using reasonable force, enter the same without rendering Landlord or such agents liable therefor, and without affecting the obligations and covenants of Tenant under this Lease.

.4	Nothing in this Lease shall make Landlord liable for any actions, notices or inspections as described in this section 7.3, nor is Landlord required to inspect the Premises, give notice to Tenant or carry out remedies on Tenant’s behalf, nor is Landlord under any obligation for the care, maintenance or repair of the Premises, except as specifically provided in this Lease.

7.4	Alterations or Improvements

.1	Following approval by Landlord, Tenant shall install, at its own expense and in accordance with the Environmental Management Plan, its initial Leasehold Improvements and Trade Fixtures in accordance with the provisions of the Construction Schedule annexed hereto and the Design Criteria Manual provided to Tenant.

.2	Prior to taking possession of the Premises and commencing any work Tenant shall provide Landlord with an insurance certificate from its insurer and its contractors’ insurer confirming comprehensive general liability and building risk insurance in effect in an amount not less than $5,000,000 per occurrence and naming Landlord, Manager and any Mortgagee as an additional insured and containing cross liability and severability of interest provisions.

.3	Following installation of such initial Leasehold Improvements, and Trade Fixtures, Tenant shall not make any alterations, repairs, changes, replacements, additions, installations or improvements (the “Alterations”) to any part of the Premises, Leasehold Improvements or Trade Fixtures without Landlord’s prior written approval, which approval shall not be unreasonably withheld, unless the Alterations may affect a structural part of the Building or may affect the mechanical, electrical, HVAC or other basic systems of the Building or the capacities thereof, in which case Landlord’s approval may be arbitrarily withheld. Tenant shall submit to Landlord details of any proposed Alterations, including two (2) complete sets of professionally prepared working drawings (which shall include any architectural, structural, electrical, mechanical, computer system wiring and telecommunication plans) of the proposed Alterations and specifications prepared by qualified designers and conforming to good engineering practice as well as a Statement as to how such Alterations are consistent with the Environmental Management Plan and Design Criteria Manual. Tenant shall retain Landlord’s base building mechanical, electrical, environmental and structural engineering consultants to ensure compatibility of the Alterations with the Building Systems, the Environmental Management Plan and the Design Criteria Manual. If Tenant uses other consultants for the preparation of Tenant’s working drawings, then Landlord may elect to retain architects, environmental consultants and engineers to review such working drawings for the purpose of approving the proposed Alterations (it being understood that notwithstanding such approval, Landlord shall have no responsibility with respect to the adequacy of such working drawings).

.4	The installation of all Leasehold Improvements and Alterations shall:

.1	at Landlord’s option, be performed by Landlord as an Additional Service,

.2	be performed expeditiously and at the sole risk and expense of Tenant, (i) in accordance with the Design Criteria Manual and the Environmental Management Plan, (ii) in accordance with the plans and specifications submitted to and approved by Landlord, (iii) in accordance with any conditions, regulations, procedures or rules imposed by Landlord, (iv) in compliance with all Applicable Laws; and (v) in a good and workmanlike and expeditious manner using new materials.

.3	be performed by competent workers whose labour union affiliations, if any, are compatible with others employed by Landlord and its contractors, and who will not interfere with work being performed by Landlord. Tenant will deliver a list identifying every contractor and subcontractor, accompanied by an up-to-date valid clearance certificate for each of them issued by the appropriate workers’ compensation, safety and insurance authority and Landlord shall have approved, prior to commencement of the Alterations, such contractors and subcontractors and their respective labour affiliations. Tenant will not use any contractor or permit the use of any sub-contractor that is not identified on the list.

.4	be performed in compliance with the applicable requirements of all Authorities, evidence of which shall be provided to Landlord, and be subject to the supervision and direction of Landlord.

.5	equal or exceed the then current standard for the Building, and

.6	subject to section 7.4.7, be carried out only by persons selected by Tenant and approved in writing by Landlord, who will, if required by Landlord, deliver to Landlord before commencement of the work performance and payment bonds as well as proof of workers’ compensation and public liability and property damage insurance coverage, with Landlord, any Manager and any Mortgagee as required by Landlord to be named as additional named insureds, in amounts, with companies, and in form reasonably satisfactory to Landlord, which will remain in effect during the entire period in which the work will be carried out.

.5	Any Leasehold Improvements made by Tenant without the prior written consent of Landlord or which are not in strict accordance with the drawings and specifications approved by Landlord shall, if requested by Landlord, be promptly removed by Tenant at Tenant’s expense, and the Premises shall be restored to their previous condition.

.6	Tenant shall reimburse Landlord for the cost of technical evaluation of Tenant’s plans and specifications by either Landlord or an outside consultant plus an administration fee of 15% of such costs and shall revise such plans and specifications as Landlord deems necessary. Tenant shall be solely responsible for the adequacy and sufficiency of Tenant’s plans and specifications and Landlord shall have no liability of any kind arising from Landlord’s review or approval of such plans and specifications nor shall Landlord’s review and approval constitute an acknowledgement or indication of any kind as to the adequacy or sufficiency of Tenant’s plans and specifications.

.7	Tenant shall have provided to Landlord a copy of the contract for the Alterations and evidence satisfactory to Landlord as to the existence of all necessary permits.

.8	In carrying out any alterations or improvements in the Premises, Tenant, at its expense, shall pay to Landlord with respect to such work the cost to Landlord of all Utilities supplied to the Premises with respect to such work and the cost of any Additional Services including the cost of any necessary cutting or patching or repairing of any Damage to the Building or the Premises, any cost to Landlord of removing refuse, cleaning, hoisting of materials and any other costs of Landlord which can be reasonably allocated as a direct expense relating to the conduct of such work.

.9	If a request is made by Tenant with respect to approval of Alterations or initial work including work which may affect the structure or matters which affect the mechanical, electrical, HVAC or other basic systems of the Building or the capacities thereof, which request is approved by Landlord, Landlord may require that such work be designed by consultants designated by it and paid by Tenant and that it be performed by Landlord or its contractors. If Landlord or its contractors perform such work, it shall be at Tenant’s expense in an amount equal to Landlord’s total cost of such work or the contract price therefor plus, in either case, 15% payable following completion upon demand. Notwithstanding the foregoing, if Tenant requests Landlord to alter or install any Leasehold Improvements or Trade Fixtures such work will be considered as an Additional Service. Tenant will, if required by Landlord, deliver to Landlord prior to commencement of any Alterations an unconditional irrevocable letter of credit or other security satisfactory to Landlord in amount equal to Landlord’s reasonable estimate of the cost of performing such Alterations, including 15% of the total of such costs representing Landlord’s overhead. If Landlord does not elect to perform any Alterations or initial work on Tenant’s behalf Landlord will nevertheless be paid a fee equal to 10% of the total cost of such work for co-ordination and supervision services.

.10	No Leasehold Improvements by or on behalf of Tenant shall be permitted which may adversely affect the condition or operation of the Building or any of its systems or the Premises, are inconsistent with the Environmental Management Plan or diminish the value of the Building or restrict or reduce Landlord’s coverage for municipal zoning purposes.

.11	If any proposed Alterations could affect the structure, the exterior walls or the Building Systems, Landlord may require that any such Alterations be performed by either Landlord or its contractors in which case Tenant shall pay Landlord’s cost plus an administration fee of 15% of such costs.

.12	During construction and installation of Leasehold Improvements, Tenant shall keep the Building clean of any related debris and in any event, after construction is completed Tenant shall do an adequate “first clean” to the Premises.

.13	Any Alterations and initial work will be subject to the regulations, supervision, control and inspection by Landlord or its employees, agents, manager or contractors during construction. Tenant acknowledges that such supervision will be for the benefit of Landlord only and that Landlord will not be responsible in any way whatsoever for the quality, design, construction or installation of any such Alterations. In addition to any other payment contained in this Article, Tenant shall pay to Landlord, on demand, Landlord’s then current fee for coordination services provided by Landlord during Tenant’s construction of its Alterations, the “Construction Management Fee” as set out in Schedule 8.

.14	Tenant shall ensure that all cabling installed in the Building in connection with Tenant’s business in or use of the Premises is appropriately labeled. Installation of flammable cabling shall be strictly prohibited.

.15	Upon completion of the Alterations, Tenant shall provide Landlord with a complete set, consisting of true original and electronic copies, of “as built” drawings for the Alterations.

.16	Any increase in Realty Taxes on or fire or casualty insurance premiums for the Building attributable to the Alterations will be borne by Tenant and Tenant will pay Landlord for the cost of such increase upon receipt of Landlord’s invoice.

.17	Tenant shall promptly pay before delinquency all its contractors and suppliers for all work done and materials supplied in respect of the Premises and shall do all things necessary to prevent a lien attaching to the Lands or Building and should any such lien be made, filed or attach Tenant shall discharge or vacate such lien immediately. If Tenant shall fail to discharge or vacate any lien, then in addition to any other right or remedy of Landlord, Landlord may discharge or vacate the lien by paying into Court the amount required to be paid to obtain a discharge, and the amount so paid by Landlord together with all costs and expenses including solicitor’s fees (on a solicitor and his client basis) incurred in connection therewith shall be due and payable by Tenant to Landlord on demand together with interest at the Interest Rate, calculated from the date of payment by Landlord until all of such amounts have been paid by Tenant to Landlord. Tenant shall not mortgage, charge, grant a security interest in or otherwise encumber any Leasehold Improvements.

7.5	Removal and Restoration

.1	The Leasehold Improvements shall immediately upon installation become the property of Landlord without compensation to Tenant. Except as otherwise agreed by Landlord in writing, and as set out in Section 7.5.2 hereof, no Leasehold Improvements or Trade Fixtures shall be removed from the Premises by Tenant either during or at the expiry or earlier termination of the Term.

.2	Unless Landlord by Notice requests otherwise, or unless Landlord elects to do so on Tenant’s behalf as an Additional Service, Tenant shall at its expense, prior to the end of the Term or earlier termination of this Lease, remove all (or part, as designated by Landlord) of the Leasehold Improvements and restore the Premises to the base building standard with the basic systems of the Building, including the reconstruction necessary to reinstate the Premises original structure in the event structural changes were undertaken by Tenant.

.3	Tenant shall repair and make good any Damage to the Premises or to the Building caused either in the installation or removal of Leasehold Improvements, Trade Fixtures, wiring, cable and related devices and equipment. Tenant shall ensure that any removal of Leasehold Improvements shall be completed by or on behalf of Tenant in accordance with the Environmental Management Plan.

Notwithstanding the foregoing, so long as Tenant hereunder is Aquinox Pharmaceuticals (Canada) Inc., is itself in possession of the Premises and is not then and has not continuously been in default, Tenant shall not be required to remove its Leasehold Improvements or restore the Premises to the condition they were in previous to Tenant’s occupancy, provided that, at the expiration of the Term, the Premises shall be left in an “as is” condition and Landlord’s approval shall be required for Tenant to remove any Leasehold Improvements from the Premises. If Tenant does remove any Leasehold Improvements from the Premises, Tenant shall be responsible to repair any damage, which may have been caused to the Premises or the Building by the installation or removal thereof, reasonable wear and tear excepted.

Notwithstanding any provision to the contrary contained in the foregoing paragraph, it is understood and agreed that Tenant shall be obligated to restore any non-typical Leasehold Improvements including but not limited to any vaults installed in the Premises, any internal staircases, computer rooms, raised flooring, non-standard ceiling treatment, rooftop equipment, mezzanine area, etc.

7.6	External Changes

Tenant agrees that it shall not erect, affix or attach to any roof, exterior walls or surfaces of the Building any antennae, sign or fixture of any kind, nor shall it make any opening in or alteration to the roof, walls, or structure of the Premises, or install in the Premises or Building free standing air-conditioning units, without the prior written consent of Landlord which may be arbitrarily withheld.

7.7	Trade Fixtures

Tenant may, at the end of the Term, if not in default, remove its Trade Fixtures, and Tenant shall, in the case of every installation or removal of Trade Fixtures, make good any Damage caused to the Premises or the Building by such installation or removal. Any Trade Fixtures removed during the Term will be contemporaneously replaced with Trade Fixtures of equal or better quality. Any Trade Fixtures and equipment belonging to Tenant, if not removed at the termination or expiry of this Lease, shall, if Landlord so elects, be deemed abandoned and become the property of Landlord without compensation to Tenant. Landlord may sell or dispose of the Trade Fixtures in such a manner as it deems advisable and Tenant shall pay to Landlord on demand all costs incurred by Landlord in connection therewith, plus an administration fee of 15% of the costs. If Landlord shall not elect to have unremoved Trade Fixtures deemed abandoned and to have become the property of Landlord, Landlord may remove such Trade Fixtures from the Premises and store them at Tenant’s risk and expense and Tenant shall save Landlord harmless from all Damage to the Premises caused by such removal, whether by Tenant or by Landlord. If Tenant fails to complete any work referred to in this Section by the end of the Term, Tenant shall pay compensation to Landlord for damages suffered by Landlord for loss of use of the Premises, which damages shall not be less than 150% of the per diem Rent payable during the last month preceding the expiry or earlier termination of the Term. Tenant shall ensure that any Trade Fixtures removed by or on behalf of Tenant shall be removed in accordance with the Environmental Management Plan.

7.8	Tenant’s Signs

Tenant shall not at any time cause or permit any sign, picture, advertisement, notice, lettering, flag, decoration, direction, identification or any promotional or other written materials (collectively called “Signs”) to be painted, displayed, inscribed, placed, affixed or maintained within the Premises and visible outside the Premises or in or on any windows or the exterior of the Premises (including glass demising walls facing onto Common Areas), nor anywhere else on or in the Building, without the prior and continuous consent of Landlord which consent may, with respect to proposed signage on the main floor of the Building, or which can be seen from outside the Premises, be arbitrarily withheld, but otherwise shall not be unreasonably withheld, provided that the copy and style of any Signs shall be consistent with the character of the Building and in accordance with Landlord’s Sign criteria. No hand-written Signs will be permitted. Landlord may at any time prescribe a uniform pattern of identification Signs for tenants to be placed on the outside of the Premises and other premises. Any breach by Tenant of this provision may be immediately rectified by Landlord at Tenant’s expense and in this connection, Landlord shall be entitled to enter the Premises and remove any Signs contravening this provision and charge Tenant the costs thereof, and same shall not constitute a re-entry under this Lease and Landlord shall not be liable for any damages caused thereby, whether or not arising from its own negligence. Tenant shall ensure all Signs comply with the applicable provisions of the Environmental Management Plan.

7.9	Directory Board

Landlord may erect and maintain a directory board in the main lobby of the Building which shall indicate the name of Tenant and the location of the Premises within the Building. Tenant shall pay Landlord’s cost of changes thereto, and any other signage with respect to the Premises. Should sufficient space exist on the directory board, Landlord may provide to Tenant, at Tenant’s expense, additional entries as requested. The directory board shall be exclusively controlled by Landlord and shall be for identification only and not for advertising. Landlord’s acceptance of any name for listing on the directory board will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any Transfer.

7.10	Identification Signage to Premises

Within thirty (30) days following the Commencement Date, Landlord shall erect, at Landlord’s cost, Landlord’s standard identification signage indicating Tenant’ name on the exterior of the Premises in a location to be determined by Landlord and on the floor’s lobby directory board. Tenant shall pay Landlord’s costs of changes thereafter, and any other signage with respect to the Premises. Should sufficient space exist on the floor’s lobby directory board, Landlord may provide to Tenant, at Tenant’s expense, additional entries as requested. Said signage shall be exclusively controlled by Landlord and shall be for identification only and not for advertising. Landlord’s acceptance of any name for listing on the floor’s directory board will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any Transfer.

7.11	Landlord’s Signs

In addition to Landlord’s right to install general information and direction signs in and about the Building as would be customary for comparable office building in the municipality, Landlord shall have the right at any time to place upon the Building a Notice of reasonable dimensions, reasonably placed so as not to interfere with Tenant’s business, stating that the Building is for sale, or that areas of the Building are for lease, as the case may be, and at any time during the last nine (9) months of the Term, that the Premises are for lease and Tenant shall not remove or interfere with such Notices or signs.

PART 8 - STANDARD SERVICES AND ALTERATIONS

8.1	Operation of Building

Landlord shall operate the Building during the Term to an appropriate standard having regard to the size, age, type and location of the Building, subject, however, to the limitations occasioned by the design and age of the Building and the capacity of the Building Systems, and the provisions of this Lease. Landlord shall also manage, maintain, operate and repair the Building in accordance with the Environmental Management Plan. Landlord’s costs of compliance with this Section 8.1 shall be included in Operating Costs. The Building shall at all times be under the exclusive control and management of Landlord and, subject to participation by Tenant by payment of Operating Costs, Landlord will provide the services set out in section 8.2, 8.3 and 8.4.

8.2	Services to Premises

Landlord will provide in the Premises:

.1	HVAC in quantities and at temperatures required to maintain conditions within a reasonable temperature range in the Premises during Normal Business Hours. HVAC and lighting supplied to the Premises outside of Normal Business Hours requested by Tenant shall be Tenant’s cost at the rate equal to the then prevailing rate for such service as an item of Additional Services under the Lease.

.2	janitor services, including window washing, as reasonably required to keep the Premises clean in accordance with standards from time to time prevailing for similar office buildings in the area in which the Building is located. Tenant shall grant access necessary for the performance of the janitorial services and shall leave the Premises in a reasonably tidy condition that facilitates the performance of such services.

.3	electric power for normal lighting and small business office equipment (but not equipment using amounts of power disproportionate to that used by other tenants in the Building),

.4	replacement of Building standard fluorescent tubes, light bulbs and ballasts as required from time to time as a result of normal usage, and

.5	maintenance, repair, and replacement as set out in section 8.4.

8.3	Building Services

Landlord will provide in the Building:

.1	janitorial service, domestic running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building,

.2	access to and egress from the Premises, including elevator or escalator service if included in the Building except when prevented by maintenance or repairs. Landlord may reduce the number of elevators in service after Normal Business Hours. Landlord retains the right to regulate the use of elevators for the purpose of carrying freight, and

.3	HVAC, lighting, electric power, domestic running water, and janitor service in those areas of the Building from time to time designated by Landlord for use during Normal Business Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord.

8.4	Utilities

.1	Electrical Power: Landlord will provide and permit Tenant to use the electricity, in such quantities as Landlord, from time to time determines to constitute normal use for tenants in the Building. Tenant shall not overload the capacity of any such service. Tenant shall not bring onto the Premises any installations, appliances or business machines which are likely to consume significant amounts of electricity or other utilities or which require special venting without the prior written consent of Landlord. Tenant shall not engage any Person to provide any utility service to the Premises without the prior written consent of Landlord, which may be arbitrarily or unreasonably withheld. If Tenant requires electrical power at a different voltage or at a greater capacity than Landlord’s system delivers, then any additional systems required, if available, shall be installed, operated and maintained at Tenant’s cost.

.2	Water and Sewage Connections: Landlord shall provide to the floor(s) on which the Premises is located, water for drinking fountains, cold or tempered water for washroom facilities and the necessary sewer connections. Any connections made to Leasehold Improvements or special facilities by Tenant shall be made at Tenant’s cost and in accordance with section 7.4.

.3	Telecommunications: Landlord may provide or arrange with third parties to provide to the Building, access to advanced information technology systems and equipment including fibre optic and other sophisticated telecommunication facilities. Landlord shall from time to time in its discretion determine the terms and conditions applicable to Landlord providing Tenant with access and connections to such systems and equipment including the amounts of fees and charges payable by Tenant to Landlord and applicable from time to time for access and connection privileges. Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including, without limitation, the cost of installation, service, materials, repairs, maintenance, interruption or loss of telecommunication service.

Tenant may, at Landlord’s sole discretion, utilize a telecommunication service provider of its choice, subject to the provisions of this Lease, including but not limited to the following:

.1	the service provider shall execute and deliver Landlord’s standard form of licence agreement which shall include a provision for Landlord to receive reasonable compensation for the use of the space for the service provider’s equipment and materials;

.2	Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including without limitation, the cost of installation, service, materials, repairs, maintenance, and interruption or loss of telecommunication service;

.3	Landlord must first reasonably determine that there is sufficient space in the risers of the Building for the installation of the service provider’s equipment and materials; and

.4	if the service provider chosen by Tenant begins to provide service to the Building as the result of Tenant’s choosing the service provider, Tenant shall indemnify and hold harmless Landlord for all losses, claims, demands, expenses, and judgements against Landlord caused by or arising out of, either directly or indirectly, any acts or omissions by the service provider, its contractors and those for whom they are responsible at law.

.4	Utility Regulations: The obligation of Landlord to furnish Utilities as set out in this section 8.4 shall be subject to the rules and regulations of the supplier of such utility or other Governmental Authority regulating the business or providing any of these Utilities.

8.5	Limitation

Tenant acknowledges and agrees that the degree of heating and cooling and other services provided after Normal Business Hours will be reduced by Landlord in a manner comparable to other similar office buildings in the municipality. Landlord may enter the Premises at any time in order to inspect, control or regulate the operation of any HVAC Facilities.

.1	The systems furnished and operated by Landlord for providing HVAC to the Premises are designed for a reasonable density of persons and for general office purposes based on window shading being fully closed where windows are exposed to direct sunlight. Arrangement of partitions, equipment or special purpose areas, or the installation of equipment with high levels of heat production by Tenant may require alteration of the portion of the HVAC Facilities located within the Premises. Any alterations that can be accommodated by Landlord’s equipment shall be made at Tenant’s expense and in accordance with section 7.4 hereof. Balancing of the system within the Premises shall be at Tenant’s expense. Tenant acknowledges that the HVAC Facilities serving the Premises or the Building may require initial balancing or that alterations made from time to time whether inside the Premises or in other areas of the Building, may temporarily cause imbalance of the HVAC Facilities and Tenant shall allow a reasonable amount of time for such readjustment and rebalancing.

.2	Should Landlord fail to provide sufficient heat or HVAC at any time it shall not be liable for direct, indirect, or consequential damages, or for personal discomfort or illness.

8.6	Special HVAC Service and Utilities and Excess Quantities

If Tenant requests HVAC, electricity, sewage disposal, water or other utility services of a type or in quantities that exceed normal use by tenants in the Building, as determined by Landlord, Landlord shall supply such services if Landlord determines, in its sole discretion, that the provision of such services: (a) is within the capacity of the Building Systems; (b) would not affect the operation, aesthetics or structure of the Building; (c) would not reduce the efficiency of the existing services supplied to other tenants or parts of the Building; (d) is in compliance with the Environmental Management Plan and (e) is otherwise feasible. Tenant will pay to Landlord all costs, both non-recurring and recurring, of providing all such services and such costs shall be charged to Tenant as an item of Additional Services. Such costs shall be determined by Landlord in a reasonable manner, which may include installation at Tenant’s expense of separate meters or other measuring devices in the Premises or elsewhere or Landlord may use an Expert to assist it in determining such costs.

8.7	Additional Services Provided by Landlord

Wherever this Lease provides that Tenant is to pay a cost or expense to Landlord as an item of Additional Rent (except for Operating Costs and the 15% administration fee referred to herein), Tenant shall pay, in addition to such cost or expense, Landlord’s administration charge of 15% of such cost or expense, which cost shall also be an item of Additional Rent. Tenant shall pay to Landlord the costs of all such services provided at Tenant’s request or otherwise provided for herein and which are not included in Operating

Costs including, without limitation: (a) the provision of HVAC and lighting, electricity and other utilities and services outside of Normal Business Hours or of a special nature or in excess quantities; (b) replacement of non-standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls; (c) special janitorial or cleaning services; and (d) operating freight elevators used or reserved for the sole benefit of Tenant outside Normal Business Hours and supervising the movement of furniture, equipment, freight and supplies for Tenant.

8.8	Landlord’s Alterations

Notwithstanding anything contained in this Lease, Landlord shall have the right, at any time, to add buildings, additions and parking structures on the Lands or to make additions to, or subtractions from, or to change, rearrange or relocate any part of the Common Areas, the Lands or the Building including the Premises. Landlord shall also have the right to enclose any open area, and to grant, modify or terminate easements, rights-of-way, restrictive covenants and other agreements pertaining to the use and maintenance of all or any part of the Building, Common Areas or the Lands, and to close all or any part of the Lands, Common Areas or the Building to such extent as Landlord considers reasonably necessary to prevent accrual of any rights therein to any persons at any time. Landlord is entitled to make changes to the parking areas and facilities and to make any changes or additions to the systems, pipes, conduits, Utilities or other building services within or serving the Premises or any other premises in the Building. Landlord may retain contractors and employ all personnel, including supervisory personnel and managers that Landlord considers necessary for the effective maintenance, repair, operation, management and control of the Building. Landlord may do and perform such other acts in and to the Building or any of its component parts as Landlord considers reasonable for the proper and efficient maintenance, repair, operation, management and control of the Building. In doing any of the foregoing, Landlord shall have the right to enter upon the Premises and same shall not constitute a re-entry hereunder. Landlord shall not be liable for any Damage caused to Tenant’s property. No claim for compensation shall be made by Tenant by reason of inconvenience, nuisance, discomfort or consequential loss arising from such changes or Landlord’s entry. Landlord shall make such changes as expeditiously as reasonably possible. The Building and all Common Areas shall at all times be subject to the exclusive control and management of Landlord or as Landlord may direct from time to time. Tenant shall cooperate with Landlord in any of its programmes to improve or make more efficient the operation of the Lands and Building.

8.9	Interruption or Delay of Services

Landlord may slow down, interrupt, delay, or shut down any of the services or Utilities outlined in this Part 8 on account of repairs, maintenance or alterations to any equipment or other parts of the Building and where practical, Landlord shall schedule such interruptions, delays, slow downs, or stoppage so as to minimize any inconvenience to Tenant. Landlord shall not be responsible for any direct, indirect or consequential damages, losses, or injuries caused.

8.10	Public Policy

Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provision of Utilities, if in so doing it acts in accordance with a directive, policy or request of a Governmental Authority acting in the fields of energy, conservation, waste management and disposal, security, the environment or other area of public interest.

8.11	Security and Information

Landlord may provide a security guard or receptionist in the main lobby of the Building to provide general information to visitors and to control traffic in and out of the Building. Landlord may from time to time elect to substitute such services with automated systems and other devices that may from time to time seem appropriate for a comparable office building in the municipality. It is acknowledged by Tenant that such services are intended for the general benefit of the Building and are not intended to specifically protect or otherwise serve Tenant, its employees or the Premises.

PART 9 - DISPOSITIONS BY TENANT

9.1	Transfers

Tenant covenants that no Transfer affecting Tenant, this Lease, the Premises or the business of Tenant at the Premises shall be permitted or effective until Landlord’s prior written consent to the Transfer is delivered to Tenant. Tenant shall deliver to Landlord its written request for consent to such Transfer specifying the identity of the Transferee and the type of Transfer contemplated together with copies of the proposed Transfer documents and shall provide Landlord with full particulars of the proposed Transfer and the business and financial information and standing of the proposed Transferee and its principals, as Landlord or any Mortgagee may reasonably require. If Tenant requests Landlord’s consent to any Transfer, Landlord may either:

.1	refuse its consent (which consent shall not be unreasonably withheld or delayed); or

.2	refuse its consent if the proposed Transfer is to: (i) an existing tenant or occupant of the Building or of any other building owned or managed by the Landlord or any of its affiliates within the same market area as determined by the Landlord; or (ii) a consulate, embassy, trade commission or other representative of a foreign government; or (iii) a government, quasi-government or public agency, service or office; or

.3	elect to cancel and terminate this Lease if the request is to assign the Lease or to sublet all of the Premises, or if the request is to sublet a portion of the Premises only, to cancel and terminate this Lease with respect to such portion. If Landlord elects to cancel this Lease and so advises Tenant in writing, Tenant shall deliver Notice to Landlord within 15 days thereafter of Tenant’s intention either to refrain from such assigning or subletting or to accept the cancellation of the Lease (in whole, or in part). Failure of Tenant to deliver Notice to Landlord within such 15 day period advising of Tenant’s intention to refrain from such assigning or subletting, shall be deemed to be an acceptance by Tenant of Landlord’s cancellation of this Lease (in whole, or in part, as the case may be). Any cancellation of this Lease pursuant to this section 9.1.3 shall be effective on the later of the date originally proposed by Tenant as being the effective date of transfer or the last day of the month which is not less than 60 days following the date of Landlord’s Notice of cancellation of this Lease. If Tenant is required to deliver possession of a part only of the Premises, Tenant shall pay all costs incurred in connection with rendering that part functionally separate and suitable for separate use and occupancy, including partitioning and providing entrances and services; or

.4	grant its consent with such conditions, if any, as Landlord elects to impose in its sole discretion, which conditions shall be effective upon completion of such Transfer and may include but are not limited to:

.1	an increase in Basic Rent to an amount which is equal to the then fair market basic rent for the Premises for the balance of the Term, as determined by Landlord;

.2	the relinquishment of any rights of Tenant with respect to the name of the Building, with respect to signage, with respect to renewal of this Lease or extension of the Term, or in respect to additional premises in the Building, or of exclusivity of use;

.3	waiver by Tenant of any further rights to rent free periods or other inducements of any kind provided under this Lease;

.4	the requirement that any party to the Transfer enter into a new lease with Landlord on Landlord’s then standard lease form for the Building and that Tenant enter into such new lease as a guarantor or indemnifier;

.5	the deletion of any of the amendments to Landlord’s standard form of lease contained in this Lease; and

.6	the requirement that any party to the Transfer other than Tenant covenant directly with Landlord in writing to perform and observe such of the covenants, obligations and agreements of Tenant under this Lease as Landlord requires.

9.2	Assignment or Sublease to Related Corporation

Landlord shall provide its written consent to an assignment of the Lease or a sublease of the whole of the Premises to a Related Corporation, provided that:

.1	Tenant is not and has not been in default under the Lease;

.2	Tenant delivers to Landlord an executed copy of the assignment or sublease together with Tenant’s written request for Landlord’s consent;

.3	such assignment or sublease by its terms provides that all of Tenant’s covenants and obligations under the Lease shall apply to the assignee or subtenant and the subtenancy;

.4	the assignee or subtenant covenants directly with Landlord to observe and perform each of the covenants and obligations of Tenant under the Lease;

.5	Tenant delivers to Landlord a statutory declaration of a senior officer of Tenant confirming that the proposed assignee or subtenant is a Related Corporation; and

.6	such assignment or sublease and related consent shall be deemed to have been revoked and rescinded upon the day immediately preceding the date upon which such assignee or subtenant ceases to be a Related Corporation and in such event Tenant shall resume possession of the Premises and shall directly operate the business required to be carried on in the Premises.

Landlord’s consent shall in no way release Tenant from the performance of any of its covenants under the Lease. No further Transfer shall be permitted except in accordance with the Lease.

9.3	Additional Requirements

If Landlord agrees to grant its consent to any Transfer under section 9.1:

.1	Tenant shall not permit or cause such Transfer to be completed except:

.1	upon terms consistent with the terms of Tenant’s request and information under section 9.1 (except to the extent modified by any conditions imposed by Landlord under section 9.1);

.2	upon conditions imposed by Landlord, if any, under section 9.1; and

.3	upon terms not otherwise inconsistent with the terms of this Lease;

.2	Tenant shall cause to be executed and delivered by any party to the Transfer (including Tenant) such documentation as may be required by Landlord in connection with such Transfer;

.3	if Tenant shall receive or be entitled to receive from any Transferee either directly or indirectly, any consideration for the Transfer or the use of the whole or any portion of the Premises, either in the form of money or monies worth, goods, or services, Tenant shall forthwith pay an amount equivalent in value to such consideration to Landlord and such amount shall be deemed to be Additional Rent due;

.4	in the event of any subletting or other Transfer by Tenant by reason of which Tenant receives a rent or other payment of any kind related to any sublease or other right to use the Premises or conduct the business of Tenant therein, in the form of money or monies worth, goods or services from the subtenant or any other person, which is more than the rent payable hereunder to Landlord, Tenant shall pay such excess to Landlord in addition to all Rent, Additional Rent and other charges payable under this Lease, and such excess amounts shall be deemed to be further Additional Rent due;

.5

if the Transfer is a sublease, the Transferee will agree to waive any statutory or other right to apply to a court or to otherwise elect to: (i) retain the unexpired term of the Lease or the unexpired term of the sublease; (ii) obtain any right to enter into any lease or other agreement directly with Landlord; or (iii) otherwise remain in possession of any portion of the Premises, in any case where the Lease is terminated, surrendered or otherwise cancelled, including, without limitation, any disclaimer, repudiation, surrender or other termination by any trustee in bankruptcy of Tenant or a Transferee, by any court appointed officer, or by Tenant or a Transferee in connection with any insolvency proceedings;

.6	notwithstanding the effective date of any permitted Transfer as between Tenant and the Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by Tenant so that Landlord will not be required to accept partial payments of Rent for such month from either Tenant or the Transferee; and

.7	if such Transfer shall not be completed within 60 days after Landlord’s consent is given, such consent shall expire and become null and void and Tenant shall not then allow or cause such Transfer to be completed without again complying with all the requirements of this section 9;

and such consent shall not be effective unless and until Tenant shall have complied fully with this section 9.2.

9.4	No Release

No Transfer or other disposition by Tenant of this Lease or of any interest under this Lease shall release Tenant from the performance of any of its covenants under this Lease and Tenant shall continue to be bound by this Lease. Tenant’s liability under the Lease will continue notwithstanding the bankruptcy, insolvency, dissolution or liquidation of any Transferee of this Lease or any amendment of this Lease or the termination of this Lease for default or the termination, disclaimer, surrender or repudiation of this Lease pursuant to any statute or rule of law. Furthermore, if this Lease is terminated for default or is terminated, disclaimed, surrendered or repudiated pursuant to any statute or rule of law, then, in addition to and without limiting Tenant’s liability under this Lease, Tenant, upon Notice from Landlord given within 90 days after any such termination, disclaimer, surrender or repudiation, shall enter into a new lease with Landlord for a term commencing on the effective date of such termination, disclaimer, surrender or repudiation and expiring on the date this Lease would have expired but for such termination, disclaimer, surrender or repudiation and otherwise upon the same terms and conditions as are contained in this Lease with respect to the period after such termination, disclaimer, surrender or repudiation.

9.5	Costs

Prior to Landlord delivering any requested consent to a Transfer, Tenant shall pay Landlord’s costs (including legal fees and disbursements) incurred in processing each request by Tenant for consent to Transfer including all internal and external legal costs incurred.

9.6	No Advertising

Tenant will not print, publish, post, display or broadcast any notice or advertisement or otherwise advertise that all or part of the Premises is available for lease or sublease or is otherwise available for the purpose of effecting a Transfer, and it will not permit any broker or other person to do any of the foregoing, unless the complete text and format of any such notice of advertisement is first approved in writing by Landlord. Without restricting or limiting Landlord’s right to refuse any text or format on the other grounds, no text or format proposed by Tenant may contain a reference to the rental rate for the Premises and in no event shall Tenant display any sign that is visible from outside the Premises.

PART 10 - INSURANCE AND INDEMNIFICATION

10.1	Tenant’s Insurance

Tenant shall, at its sole cost and expense, take out and maintain in full force and effect at all times throughout the Term the following insurance:

.1	“All Risks” insurance upon property of every description and kind owned by Tenant or by others and for which Tenant is legally liable, or which is installed by or on behalf of Tenant, within the Premises or on the Lands or Building, including, without limitation, stock in trade, furniture, equipment, partitions, Trade Fixtures and Leasehold Improvements, in an amount not less than the full replacement cost thereof from time to time. If there shall be a dispute as to the amount of full replacement cost the decision of Landlord or the Mortgagee shall be conclusive;

.2	Commercial general liability and property damage insurance, including personal liability, contractual liability, tenants’ legal liability and non-owned automobile liability with respect to the Premises and the Common Areas, which coverage shall include the business operations conducted by Tenant and any other person on the Premises. Such policies shall be written on a comprehensive basis with coverage for any one occurrence or claim of not less than $5,000,000.00 or such higher limits as Landlord or the Mortgagee may require from time to time;

.3	Business interruption insurance for a minimum period of 24 months including loss of profits in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in Sections 10.1.1 and 10.1.2 or attributable to prevention of access to the Premises or the Building as a result of any such perils, including extra expense insurance if applicable;

Notwithstanding the foregoing, but subject to the terms of this paragraph, for so long as the Tenant is Aquinox Pharmaceuticals (Canada) Inc., then Tenant may self-insure for business interruption insurance as set forth above. The Tenant agrees that where Tenant is self-insuring as contemplated herein:

.1	to “self-insure” shall mean that Tenant is itself acting as though it were the insurance company providing the insurance in the amounts as required pursuant to the section 10.1.3 and Tenant shall pay all amounts due in lieu of insurance proceeds which would have been payable if the insurance policies had been carried and all deductible amounts, which amounts shall be treated as insurance proceeds for all purposes of this Lease. This obligation includes Tenant’s obligation to provide Landlord, and any other designated by Landlord from time to time, with all of the protections, benefits, rights, indemnities and payments that would have been provided, had Tenant not elected to self-insure but had actually purchased such required insurance policies from independent insurers;

.2	all amounts which Tenant pays or is required to pay and all loss or damage resulting from risk for which Tenant has elected to self-insure shall be subject to the waiver of subrogation provisions section 10.2.2 of this Lease and shall not limit Tenant’s indemnification obligations;

.3	in the event that Tenant elects to self-insure and an event or claim occurs for which a coverage would have been available from the insurance company had insurance been purchased, Tenant shall use its own funds to pay any claim or replace any equipment or other physical property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to self-insure; and

.4	without derogating from, or in any way limiting or restricting any other release or indemnity contained in this Lease, Tenant hereby releases and indemnifies Landlord and those for whom Landlord is in law responsible form and against any and all liabilities which would have been covered had Tenant not elected to self-insure for any such insurance coverage required by this Lease;

.4	Any form of insurance as Tenant, Landlord or the Mortgagee may reasonably require from time to time in amounts and for insurance risks acceptable to Landlord and any Mortgagee.

10.2	Policy Requirements

Each policy of insurance taken out by Tenant in accordance with this Lease shall be taken out with insurers, and shall be in such form and on such terms as are satisfactory to Landlord, and each such policy shall name Landlord, any Mortgagee and the Manager and any others designated by Landlord as additional named insureds, as their respective interests may appear, and each of such policies shall contain, in form satisfactory to Landlord:

.1	the standard mortgage clause as required by the Mortgagee;

.2	a waiver by the insurer of any rights of subrogation or indemnity or any other claim over, to which such insurer might otherwise be entitled against Landlord, the Manager and their respective officers, directors, agents, employees or those for whom it is in law responsible;

.3	an undertaking by the insurer to endeavor to deliver Notice to Landlord and the Mortgagee not less than 30 days prior to any proposed cancellation or other termination thereof;

.4	a provision that Tenant’s insurance is primary and shall not call into contribution any other insurance available to Landlord; and

.5	a severability of interests clause and a cross-liability clause, where applicable.

10.3	Proof of Insurance

Tenant shall provide to Landlord and the Mortgagee at the time of execution of this Lease and thereafter on demand, and from time to time, satisfactory evidence that the policies of insurance required to be maintained by Tenant in accordance with this Lease are in fact being maintained, not less than 10 days prior to their respective expiry dates, which evidence shall be in the form of certificates of insurance, or if required by Landlord or the Mortgagee, certified copies of each such insurance policy.

10.4	Failure to Maintain

If Tenant fails to take out or keep in force any insurance referred to in this Part 10 or should any such insurance not be approved by either Landlord or the Mortgagee and should Tenant not rectify the situation within forty-eight (48) hours following receipt by Tenant of Notice from Landlord (stating, if Landlord or the Mortgagee do not approve of such insurance, the reasons therefor), Landlord shall have the right, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of Tenant and all outlays by Landlord shall be payable by Tenant to Landlord as Rent and shall be due on the first day of the next month following said payment by Landlord without prejudice to any other rights and remedies of Landlord under this Lease.

10.5	Damage to Leasehold Improvements

In case of Damage to the Leasehold Improvements, or any material part thereof, the proceeds of insurance in respect thereto shall be payable to Landlord, and such proceeds shall be released to Tenant (provided that Tenant is not in default hereunder) upon Tenant’s written request for progress payments, at stages determined by a certificate of the Architect stating that repairs to each such stage have been satisfactorily completed free of liens by Tenant or by Tenant’s contractors. In the event Tenant defaults in making such repairs, Landlord may, but shall not be obliged to, perform the repairs and the proceeds may be applied by Landlord to the cost thereof. If this Lease expires or is terminated at any time when the Premises or Leasehold Improvements are Damaged as a result of a peril required to be insured against by Tenant, Tenant shall pay or assign to Landlord free of any encumbrance, an amount equal to the proceeds or the proceeds of insurance required to be maintained by Tenant with respect to such Damage.

10.6	Increase in Insurance Premiums/Cancellation

Tenant shall not do, omit to do or permit anything to be done or omitted to be done upon the Premises or any other portion of the Building which shall cause the premium rate of insurance on the Building to be increased. If the premium rate of insurance on the Building shall be increased by reason of any act or omission of Tenant or any use made of the Premises, Tenant shall pay to Landlord on demand the amount of such premium increase as Additional Rent forthwith upon receipt of the invoice of Landlord. A written report by an Expert concerning the cause of any increase in premiums will be accepted as conclusive evidence of the cause for the purposes of determining Tenant’s liability to pay for increases as Additional Rent. In the event of an actual or threatened cancellation of any insurance on the Building or any adverse change thereto by the insurer by reason of the use or occupation of the Premises, and if Tenant has failed to remedy the situation, use, condition, occupancy or other factor giving rise to such actual or threatened cancellation or adverse change within 24 hours after Notice thereof by Landlord, then Landlord may terminate this Lease by Notice to Tenant or remedy the situation, use, condition, occupancy or other factor giving rise to such actual or threatened cancellation or change, all at the cost of Tenant to be paid forthwith on demand, and for such purposes Landlord shall have the right to enter upon the Premises without further notice.

10.7	Landlord’s Insurance

Landlord agrees to insure the Building and the machinery, boilers and equipment therein owned by Landlord (specifically excluding any property which Tenant is obliged to insure under this Part 10) against “All Risks” of loss in such reasonable amounts as would be carried by a prudent owner of a comparable office building in the municipality. Landlord may also carry public liability and property damage insurance with respect to the operation of the Building, rental insurance and environmental insurance and any other forms of insurance as it or the Mortgagee may reasonably determine to be advisable. Notwithstanding that Tenant shall be contributing to Landlord’s costs and premiums respecting such insurance, Tenant shall not have any insurable or other interest in any of Landlord’s insurance other than the rights, if any, expressly set forth in this Lease, and in any event, Tenant shall not have any interest in, nor any right to recover any proceeds under any of Landlord’s insurance policies.

10.8	Non-Liability for Loss, Injury or Damage

Tenant acknowledges and agrees that Landlord shall not be liable for

.1	any death or injury arising from or out of any occurrence in, upon, at or relating to the Lands or Building,

.2	Damage to property of Tenant or others located on the Premises however caused,

.3	any loss with respect to, or Damage to, any property of Tenant or others from any cause whatsoever (whether or not such property has been entrusted to Landlord, its agents, servants or employees) and, without limiting the generality of the foregoing, Landlord shall not be liable for any injury or damages suffered by any persons or Damage to property resulting from fire, explosion, steam, water, rain, snow or gas which may leak into or issue or flow from any part of the Building or from the water, steam or drainage pipes or plumbing works of the Building or from any other place or quarter,

.4	any loss or damages caused by or attributable to the condition or arrangement of any electric or other wiring,

.5	any loss or damages of any kind arising from failure or interruption of any Utility, including without limitation, any failure or interruptions of any telecommunication, fibre optic or other information technology facility utilized by Tenant and whether provided by Landlord or any other provider,

.6	any loss or damages caused as a result of any Damage, construction, alteration, expansion, expropriation, reduction, repair or reconstruction from time to time of the Building, any parts or components of the Building or of improvements on adjoining properties or by anything done or omitted to be done by any other tenant or occupant,

.7	any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by Landlord to perform janitorial services, security services, supervision or any other work in or about the Premises or the Building,

.8	any loss with respect to, or Damage, however caused, to books of account, records, files, money, securities, negotiable instruments, papers, computer disks, tapes, software, data and other electronic files and their storage media of any kind or to other valuables of Tenant including art, artworks, statuary, antiques, gems and precious metals of Tenant and of others,

.9	any loss or damages arising from obstructions of deliveries to or from the Premises or interruption, cessation, faulty operation, breakdown or failure of any Building Systems, including but not limited to, the supply of any utilities, telecommunication services (whether controlled or owned by Landlord or not) or other services in, to or serving the Building or the Premises, whether they are supplied by Landlord or by others,

.10	any loss or damages caused by anything done or omitted to be done by Landlord or by any other tenant or occupant of the Building,

.11	any claim or demand in connection with any injury, loss or damages to Tenant, its agents, invitees or licensees, or to the property of Tenant, its agents, invitees or licensees, where such injury, loss or damages arises out of the security services in force or the lack thereof in the Building from time to time,

.12	any closure, quarantine order or decontamination (if carried out by Landlord) whether in contract, tort or any other basis of liability, statutory or otherwise, or

.13	in any event, any indirect or consequential damages suffered by Tenant.

Without limiting the foregoing, Tenant hereby releases Landlord, its officers, directors, shareholders, employees, agents and those for whom it is in law responsible, from all losses, damages and claims of any kind in respect of which Tenant is required to maintain insurance or is otherwise insured. Tenant acknowledges that notwithstanding that Landlord may provide connections or access within the Building for information technology systems which Tenant uses in the operation of its business, Tenant shall have no claim of any kind against Landlord with respect to any failure, interruption or improper performance of any such information technology systems or equipment whether located within or beyond the Building. Tenant shall look solely to third party suppliers and service providers in respect of all such claims and Tenant waives and releases any and all such claims it may otherwise have had against Landlord.

10.9	Indemnification of Landlord

Tenant shall indemnify Landlord and also save it harmless from all losses, liabilities, damages, claims, demands and actions of any kind or nature which Landlord shall or may become liable for or suffer by reason of any breach, violation or non-performance by Tenant of any covenant, term or provision of this Lease and against any and all losses, liabilities, damages, claims, demands, actions and expenses in connection with loss of life, personal injury or Damage to property arising from any occurrence on the Premises or arising from the occupancy or use by Tenant of the Premises, the Lands or Building by Tenant, its agents, contractors, employees, servants, licensees, concessionaires or invitees or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, licensees or concessionaires whether on the Premises, Lands or in the Building (“Claims”). In case Landlord, without actual fault on its part, is made a party to any litigation commenced by or against Tenant, Tenant shall hold Landlord harmless and shall pay all costs and legal fees incurred or paid by Landlord in respect of such litigation. Notwithstanding the foregoing, Tenant shall not have an obligation to indemnify Landlord and also save it harmless from all Claims, to the extent such Claim is caused by Landlord’s own willful misconduct or grossly negligent acts or omissions.

10.10	Extension of Rights and Remedies

Every right, exemption from liability, defence, immunity and waiver of whatsoever nature applicable to Landlord under this Lease shall also be available and shall extend to benefit and to protect the Mortgagees, any owner or lessor with an interest in the Building prior to Landlord, all other companies owned, operated or controlled by or affiliated with Landlord and the Manager and to protect their respective officers, directors, managers, consultants and employees and for such purposes Landlord and the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of such companies and persons.

PART 11 - DAMAGE

11.1	Damage to Premises

It is understood and agreed that, notwithstanding the other provisions of this Lease, if there is damage, destruction or contamination (collectively, “Damage”) to all or any part of the Premises at any time or should demolition of the Premises be necessitated thereby or should the Premises become unfit for occupancy by Tenant:

.1

subject as hereinafter provided in this section 11.1, Landlord shall, to the extent of the insurance proceeds available for reconstruction and actually received by Landlord from its insurers following an election by the Mortgagee to apply all or any portion of such insurance proceeds against the debt owing to the Mortgagee as the case may be, reconstruct the Premises in accordance with Landlord’s obligations to repair under the provisions of section 7.2 hereof. Upon substantial completion of Landlord’s work, Landlord shall deliver Notice to Tenant, and Tenant shall forthwith commence and expeditiously complete reconstruction and repair of the Premises, Leasehold Improvements and Trade Fixtures in accordance with Tenant’s obligations to repair under the provisions of section 7.1 hereof;

.2	rent shall not abate unless the Premises are rendered wholly or partially unfit for occupancy or inaccessible by such occurrence and in such event Rent, as of the date of such occurrence shall abate proportionately as to the portion of the Premises rendered unfit for occupancy or inaccessible but only for the period and to the extent that proceeds of rental insurance are actually received by Landlord, or if earlier, only until 30 days following receipt by Tenant of Landlord’s Notice given to Tenant as provided in subsection 11.1.1 hereof, at which time Rent shall recommence;

.3	if, in the opinion of the Architect, such opinion to be given to Landlord and Tenant within 30 days of the date of such Damage, a) the Premises are unsafe or access or services are affected and, in either case, cannot be substantially repaired and made fit for occupancy within 180 days next following any occurrence, or, b) if 30% or more of the Premises are Damaged, or, c) if such Damage occurs during the last 2 years of the Term, or, d) if the proceeds of insurance are substantially insufficient to pay for the costs of repair or rebuilding or are not payable to or received by Landlord; or, e) if Damage is caused by an occurrence against which Landlord is not insured or beyond the extent to which Landlord is required to insure under this Lease; or, f) if any Mortgagee(s) or other Person entitled to the insurance proceeds shall not consent to the repair and rebuilding, Landlord may, by Notice to Tenant within 30 days of receipt of such opinion of the Architect, or within 30 days after the occurrence of such Damage where such Damage occurs during the last 2 years of the Term, terminate this Lease and Rent shall cease and be adjusted as of the date of such occurrence, and Tenant shall immediately vacate the Premises and surrender same to Landlord;

.4	in no event, including termination of this Lease in accordance with the provisions of subsection 11.1.3 hereof, shall Landlord be liable to reimburse Tenant for Damage to, or replacement or repair of any Leasehold Improvements, Trade Fixtures or of any Tenant Property.

11.2	Damage to the Building

It is understood and agreed that, notwithstanding the other provisions of this Lease, if there is Damage to the Building at any time, or should demolition of the Building, or any part thereof, be necessitated thereby:

.1	subject as hereinafter provided in this section 11.2, Landlord shall, to the extent of the insurance proceeds available for reconstruction and actually received by Landlord from its insurers following any election by the Mortgagee to apply all or any portion of such insurance proceeds against the debt owing to the Mortgagee as the case may be, expeditiously reconstruct and repair the Building, and to the extent necessary, the Premises, in accordance with Landlord’s obligations to repair under the provisions of section 7.2 hereof. Upon substantial completion of Landlord’s work as it relates to the Premises Landlord shall deliver Notice to Tenant, and Tenant shall forthwith commence and expeditiously complete reconstruction and repair of the Premises, Leasehold Improvements and Trade Fixtures to the extent they are so affected, in accordance with Tenant’s obligations to repair under the provisions of section 7.1 hereof;

.2	rent shall not abate unless the Premises are rendered wholly or partially unfit for occupancy or inaccessible by such occurrence, and in such event, Rent, as of the date of such occurrence shall abate proportionately as to the portion of the Premises rendered unfit for occupancy or inaccessible, but only for the period and to the extent that proceeds of rental insurance are actually received by Landlord, or if earlier, only until 30 days following receipt by Tenant of Landlord’s Notice given to Tenant as provided in subsection 11.2.1 hereof, at which time Rent shall recommence;

.3	if in the opinion of the Architect, such opinion to be given to Landlord and Tenant within 30 days of the date of such damage, a) 30% or more of the total Rentable Area of the Building is at any time Damaged in whole or in part by any cause whatsoever, or by demolition caused or necessitated thereby, or, b) the Building is unsafe or access or services are affected or, c) if such Damage occurs during the last 2 years of the Term, notwithstanding that the Premises may be unaffected by such occurrence, or, d) if the proceeds of insurance are substantially insufficient to pay for the costs of repair or rebuilding or are not payable to or received by Landlord; or, e) if Damage is caused by an occurrence against which Landlord is not insured or beyond the extent to which Landlord is required to insure under this Lease; or, f) if any Mortgagee(s) or other Person entitled to the insurance proceeds shall not consent to the repair and rebuilding, Landlord may, at its option, by Notice to Tenant, within 30 days of receipt of such opinion of the Architect, or within 30 days after the occurrence of such Damage where such Damage occurs during the last 2 years of the Term, elect to terminate this Lease and Tenant shall within 30 days vacate the Premises and Rent will abate as of the 30th day after Landlord’s Notice so long as Tenant has vacated the Premises;

.4	in repairing, reconstructing or rebuilding the Building or any part thereof, Landlord may use designs, plans and specifications, other than those used in the original construction of the Building, and Landlord may alter or relocate, or both, any or all buildings, facilities and improvements, including the Premises, provided that the Premises as altered or relocated shall be substantially the same size and shall be in all material respects reasonably comparable to the Premises, as defined herein; and

.5	in no event, including termination of this Lease in accordance with the provisions of subsection 11.2.3 hereof, shall Landlord be liable to reimburse Tenant for Damage to, or replacement or repair of any Leasehold Improvements, Trade Fixtures or of any Tenant Property.

11.3	Architect’s Certificate

It is understood and agreed by Tenant that wherever a certificate of the Architect is required or deemed appropriate by Landlord, the certificate of the Architect shall bind the parties hereto as to completion of construction of the Premises and the availability of services, the percentage of the Premises or Building Damaged and the number of days required to make repairs or reconstruct and the state of tenantability of the Premises, and the state of completion of any work or repair of either Landlord or Tenant.

11.4	Limitation on Landlord’s Liability

Except as specifically provided in this Lease, there will be no reduction or abatement of Rent and Landlord will have no liability to Tenant by reason of any injury to or interference with Tenant’s business or Tenant Property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building. Notwithstanding anything contained in this Lease, including sections 11.1 and 11.2, Rent payable by Tenant hereunder will not be abated, if the Damage is caused by any act or omission of Tenant, its officers, directors, agents, servants, employees or any other person entering upon the Premises under express or implied invitation of Tenant.

PART 12 - LANDLORD’S REMEDIES

12.1	Landlord May Perform Tenant’s Covenants

If Tenant is in default of any of its covenants, obligations or agreements under this Lease (other than its covenant to pay Rent) and such default shall have continued for a period of 10 consecutive days after Notice by Landlord to Tenant specifying with reasonable particularity the nature of such default and requiring the same to be remedied (or, if by reason of the nature thereof, such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such 10 day period, if Tenant shall fail to proceed promptly to cure the same or shall thereafter fail to prosecute the curing of such default with due diligence), Landlord, without prejudice to any other rights which it may have with respect to such default, may remedy such default and the cost thereof to Landlord plus an administration fee of 15% together with interest at the Interest Rate thereon from the date such cost was incurred by Landlord until repaid by Tenant shall be treated as Additional Rent and added to the Rent due on the next succeeding date on which Basic Rent is payable. Notwithstanding the above, if the nature of the default is such that it can be wholly cured in less than 10 days, then Landlord’s Notice shall stipulate such reasonable lesser period, and if the default is not remedied within the time period set out, Landlord may remedy the default as set out above. Landlord shall not be liable to Tenant for any loss, injury or damages caused by acts of Landlord in remedying or attempting to remedy any default of Tenant.

12.2	Re-Entry

It is a condition of this Lease that when:

.1	Tenant fails to pay when due any Rent, whether lawfully demanded or not;

.2	Tenant is in default of any of its covenants, obligations or agreements under this Lease (other than its covenant to pay Rent) and such default has continued for a period of 10 consecutive days (or such shorter period set out in Landlord’s Notice as may be reasonable in the circumstances) after Notice by Landlord to Tenant specifying with reasonable particularity the nature of such default and requiring the same to be remedied, or, if by reason of the nature thereof, such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such 10 day period, if Tenant has failed to proceed promptly to cure the same or has thereafter failed to prosecute the curing of such failure with due diligence;

.3	an execution is issued against any property of Tenant or any guarantor or indemnifier of this Lease and remains outstanding for more than 10 days, or any receiver of any property of Tenant or any guarantor or indemnifier of this Lease is appointed, or Tenant or any guarantor or indemnifier of this Lease becomes insolvent or makes application for relief from creditors under the provisions of any statute now or hereafter in force or, under the Bankruptcy and Insolvency Act, files a notice of intention or a proposal, makes an assignment in bankruptcy, has a receiving order made against it or otherwise becomes bankrupt or insolvent, or any action, steps or proceedings whatever, are taken with a view to the winding up, dissolution or liquidation of Tenant or any guarantor or indemnifier of this Lease, or with a view to the restructuring or compromise of any debt or other obligation of Tenant or any guarantor or indemnifier of this Lease;

.4	any insurance policy is cancelled or not renewed by any insurer by reason of any particular use or occupation of the Premises;

.5	the Premises have been abandoned, or have become vacant or have remained unoccupied for a period of 5 consecutive Business Days without the consent of Landlord or the Premises have been used or occupied by any other person or persons other than Tenant or any person permitted by Part 9 hereof; or

.6	Tenant or any Related Corporation is in default of any of its covenants, obligations or agreements under any lease or other written agreement between it and Landlord (as owner or as manager) or any company which is a Related Corporation to Landlord and such default shall have continued for such period of time that Landlord’s (or such Related Corporation) remedies have become exercisable thereunder;

.7	a receiver, interim receiver, trustee, liquidator or a receiver and manager is appointed for all or part of Tenant Property or business or of an Indemnifier’s, occupant’s, licensee’s, concessionaire’s or franchisee’s property or business; or

.8	Tenant has not discharged or vacated any lien referred to in section 7.4 within 48 hours after Notice from Landlord requiring Tenant to do so,

.9	Tenant makes a bulk sale of its goods or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business) or Tenant ceases to conduct business from the Premises;

.10	Tenant purports to effect a Transfer other than in compliance with the provisions of this Lease; or

.11	termination of this Lease by Landlord is permitted under any other part of this Lease or in law;

then, and in any of such cases, the then current month’s Rent together with the Rent for the three (3) months next ensuing shall immediately become due and payable, and at the option of Landlord the Term shall become forfeited and void, and Landlord without notice or any form of legal process whatever may forthwith re-enter the Premises or any part thereof in the name of the whole and repossess the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding. Landlord may expel all persons and remove all property from the Premises and such property may be removed and sold or disposed of by Landlord as it deems advisable without Notice to Tenant or may be stored in a public warehouse or elsewhere at the cost and for the account of Tenant without Landlord being considered guilty of trespass or conversion or becoming liable for any loss or damages which may be occasioned thereby, provided, however, that such forfeiture shall be wholly without prejudice to the right of Landlord to recover arrears of rent and damages for any antecedent default by Tenant of its covenants under this Lease. Should Landlord at any time terminate this Lease by reason of any such event, then, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur as a result of such termination.

Notwithstanding any termination of this Lease, Landlord shall be entitled to receive Rent and Rental Tax up to the time of termination plus accelerated rent as herein provided and damages including but not limited to:

.12	damages for the loss of Rent and Rental Tax suffered by reason of this Lease having been prematurely terminated;

.13	the costs of reclaiming, repairing and re-leasing the Premises; and

.14	solicitor’s fees and disbursements on a solicitor and his client basis.

12.3	Right to Distrain

Tenant agrees that Landlord shall have the right to distrain for any arrears of Rent without notice to Tenant, in addition to the other rights reserved to it. For such purpose Landlord shall have the right to enter the Premises as agent of Tenant either by force or otherwise without being liable for any prosecution therefor and to take possession of any goods and chattels whatever on the Premises, and to sell the same at public or private sale and apply the proceeds of such sale on account of the Rent or in satisfaction of the breach of any covenant, obligation or agreement of Tenant under this Lease and Tenant shall remain liable for the deficiency, if any. Notwithstanding anything contained in any statute concerning commercial tenancies in the province in which the Building is located, (the “Act”) or any successor legislation or other statute which may hereafter be passed to take the place of the said Act or to amend the same, none of the goods and chattels of Tenant at any time during the continuance of the Term shall be exempt from levy by distress for Rent and Tenant hereby waives all and every benefit that it could or might have under such Act. Upon any claim being made for such exemption by Tenant, or on distress being made by Landlord, this provision may be pleaded as an estoppel against Tenant in any action brought to test the right to the levying of distress upon any such goods.

In exercising its right to distrain, Landlord in addition to the rights reserved to it shall have the right:

.1	to enter the Premises by force or otherwise without being liable for any prosecution therefor;

.2	to change the locks on the Premises in order to prevent the removal by Tenant or any other person of the goods and chattels which are being distrained without thereby re-entering the Premises or terminating this Lease; and

.3	to levy distress after sunset and before sunrise.

12.4	Landlord May Follow Chattels

In case of removal by Tenant of the goods or chattels of Tenant from the Premises, Landlord may follow the same for 30 days in the same manner as is provided for in the Act or any successor legislation or other statute which may hereafter be passed to take the place of the Act or to amend the same.

12.5	Rights Cumulative

The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by Landlord shall be deemed to be in exclusion of any other rights or remedies provided in this Lease or by law or in equity.

12.6	Acceptance of Rent Non-Waiver

No receipt of monies by Landlord from Tenant after the termination of this Lease shall reinstate, continue or extend the Term, or affect any notice previously given to enforce the payment of Rent then due or thereafter falling due or operate as a waiver of the right of Landlord to recover possession of the Premises by proper action, proceeding or other remedy; it being agreed that, after the service of a Notice to cancel or terminate this Lease and after the commencement of any action, proceeding or other remedy, or after a final order or judgment for possession of the Premises, Landlord may demand, receive and collect any monies due, or thereafter falling due without in any manner affecting such Notice, action, proceeding, order or judgment; and any and all such monies so collected shall be deemed payments on account of the use and occupation of the Premises or at the election of Landlord on account of Tenant’s liability hereunder.

12.7	Default Costs

Tenant shall pay Landlord’s then current reasonable administration charge for each Notice of default given by Landlord to Tenant under this Lease. Tenant shall pay and indemnify Landlord against damages, costs and expenses (including, without limitation, all legal fees and disbursements on a solicitor and his own client basis) incurred in enforcing the terms of this Lease, or with respect to any matter or thing which is the obligation of Tenant under this Lease, or in respect of which Tenant has agreed to insure or to indemnify Landlord.

PART 13 - ADDITIONAL PROVISIONS

13.1	Landlord Default

If Landlord is in default, Tenant shall not have or exercise any right or remedy with respect thereto unless such default continues for 30 days or such longer period as may be reasonably required in the circumstances to cure such default after Notice by Tenant to Landlord specifying reasonable details of the default and requiring it to be remedied.

13.2	Relocation

Tenant agrees that, despite any other provision of this Lease, Landlord has the right at any time and from time to time before or during the Term to rearrange the Premises or to change the location of the Premises to comparable space in the Building having approximately the same Rentable Area as the Premises and having comparable Leasehold Improvements in similar condition as those contained in the Premises. Tenant agrees to surrender and vacate the Premises and move to such other premises not later than 60 days following Landlord’s Notice to Tenant requiring Tenant to relocate failing which Tenant shall be deemed to be overholding in the Premises. If Landlord exercises its right to rearrange the Premises or change its location, the appropriate modifications will be made to the Basic Information and, if appropriate, the Basic Rent will be adjusted. Landlord’s exercise of its rights under this section does not constitute a re-entry or a breach of Landlord’s covenant for quiet enjoyment contained in this Lease or implied by law. If Landlord exercises its right to rearrange the Premises or to change the location of the Premises after the date on which Landlord delivers Notice to Tenant that the Premises are ready for installation of Leasehold Improvements, Landlord will reimburse Tenant for the direct costs it reasonably incurs because of the rearrangement or relocation of the Premises upon Tenant providing Landlord with receipted invoices. In addition, Landlord, at Landlord’s cost, will complete the installation of the Leasehold Improvements in the relocated premises to a comparable, quality, layout and standard as the Premises at the time of Landlord exercising its right to relocate herein, and Landlord shall coordinate Tenant’s move from the Premises to the relocated premises with minimal interruption to Tenant’s business operations. In no case will Tenant be reimbursed or compensated for any indirect costs whatsoever including, without limitation, overhead, overtime charges or loss of profits and Tenant will minimize costs by re-using all fixtures, equipment and Trade Fixtures from the Premises where it is feasible to do so. Landlord also reserves the right to rearrange any demising walls for purposes of providing required fire or emergency corridors or of otherwise complying with law and the requirements of Authorities from time to time.

13.3	Demolition

Notwithstanding anything contained in this Lease to the contrary, if Landlord intends to demolish, renovate, remodel or alter the Building to such an extent that Landlord requires possession of the Premises, then Landlord, upon giving Tenant 180 days Notice, shall have the right to terminate this Lease and this Lease shall expire on the expiration of 180 days from the date of giving of such Notice without compensation of any kind to Tenant.

13.4	Redevelopment

Landlord may construct improvements or renovate existing improvements on the Lands or on any adjacent land, may renovate the Building and may add storeys to the Building. Neither the construction, renovation or demolition by Landlord or any other person of any improvement on either the Lands or any land adjacent thereto or on or within the Building, nor the noise, dust, vibration or other inconvenience or the reduction of light, air or view occasioned by such renovation, construction or demolition shall affect the obligations of Tenant or result in any liability of Landlord. In the course of exercising its rights hereunder, Landlord shall use commercially reasonable efforts acting in a diligent manner to minimize interference with the conduct of Tenant’s business from the Premises.

13.5	Effect of Termination

The expiry or termination of this Lease whether by elapse of time or by the exercise of any right of either Landlord or Tenant pursuant to this Lease shall be without prejudice to the right of Landlord to recover arrears of rent and to recover damages for an antecedent default by Tenant.

PART 14 - TRANSFERS BY LANDLORD

14.1	Sales, Conveyance and Assignment

Landlord shall have the unrestricted right to sell, transfer, lease, licence, charge or otherwise dispose or deal with of all or any part of its interest in the Building or any interest of Landlord in this Lease without the consent of Tenant.

14.2	Effect of Sale, Conveyance or Assignment

A sale, conveyance or assignment of the Lands and the Building will operate to release Landlord from all liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date, and Tenant will thereafter look solely to Landlord’s successors in interest in and to this Lease. This Lease will not be affected by any such sale, conveyance or assignment, and Tenant will attorn to Landlord’s successor in interest thereunder.

14.3	Subordination

Unless this Lease is required by Mortgagee or by Landlord to be registered (by notice, caveat or otherwise) in priority to any such Mortgage, this Lease and the rights of Tenant in this Lease shall be subject and subordinate in all respects to any and all Mortgages, now or hereafter placed on the Building or Lands, and to all renewals, modifications, consolidations, replacements and extensions thereof.

14.4	Attornment

Subject to section 14.5 and at any time after any of the following has occurred:

.1	if a Mortgagee delivers a Notice of attornment;

.2	if a Mortgagee shall take possession of the Building or the Premises; or

.3	if the interest of Landlord is transferred to any Person including, without limitation, a Mortgagee (in this Article such person is referred to as a “Purchaser”) by reason of foreclosure or other proceedings for enforcement of any Mortgage including obtaining possession by a Mortgagee, or by delivery of a conveyance,

Tenant shall, at the option of the Mortgagee or the Purchaser, as the case may be, exercisable by Notice in writing to Tenant, be deemed to have attorned to the Mortgagee or the Purchaser, as the case may be, upon receipt of such Notice. Landlord, the Mortgagee or the Purchaser, as the case may be, may require Tenant to enter into such instruments required by Landlord, the Mortgagee or the Purchaser, as the case may be, to confirm such attornment. Upon such attornment the obligations of Tenant under this Lease shall continue in full force and effect upon all the same terms, conditions and covenants in this Lease.

14.5	Nondisturbance

No attornment by Tenant under section 14.4 will be effective unless and until, Purchaser delivers to Tenant a written undertaking, binding upon Purchaser and enforceable by and for the benefit of Tenant, that despite such enforcement proceedings and transfer this Lease and Tenant’s rights hereunder, will continue undisturbed while Tenant is not in default of this Lease.

14.6	Effect of Attornment

Upon attornment under section 14.4 this Lease will continue in full force and effect as a direct lease between Purchaser and Tenant, upon all of the same terms, conditions and covenants as are set forth in this Lease except that, after such attornment, Purchaser will not be

.1	liable for any act or omission of Landlord prior to such attornment, or

.2	subject to any offsets or defences which Tenant might have against Landlord prior to such attornment, or

.3	bound by any prepayment by Tenant of more than one month’s installment of Rent, or by any previous modification of this Lease, unless such prepayment or modification will have been approved in writing by Purchaser.

14.7	Execution of Instruments

Except as otherwise provided herein, the subordination and attornment provisions of this Part 14 will be self-operating and except as set out in section 14.5 no further instrument will be required. Nevertheless Tenant, on request by and without cost to Landlord or any successor in interest shall, within five (5) Business Days after such request, execute and deliver any and all instruments required by Landlord to evidence such subordination and (where applicable hereunder) attornment.

PART 15 - MISCELLANEOUS

15.1	Certification

Tenant agrees that within 10 days after a written request therefor, it shall execute and deliver to Landlord or to such person as may be identified in the written request (but in no event more than twice in any year) a written Statement certifying that this Lease is unmodified and is in full force and effect (or if modified stating the modifications and that this Lease is in full force and effect as modified), the amount of the Basic Rent and the date to which it as well as all other charges under this Lease have been paid, whether or not there is any existing default on the part of Landlord or Tenant of which Tenant is aware and giving as well such further information as the person requesting the certificate shall reasonably require.

15.2	Rights of Mortgagees

If at any time during the currency of a Mortgage of the interest of Landlord in the Premises or Building, Notice of which has been given to Tenant, Landlord shall be in default under this Lease and such default would give rise to a right in Tenant to terminate this Lease, Tenant, before becoming entitled as against the holder of such Mortgage to exercise any right to terminate this Lease, shall give to such Mortgagee Notice of such default. Such Mortgagee shall have 60 days after the giving of such Notice, or such longer period as may be reasonable in the circumstances, within which to remedy such default, and if such default is remedied within such time Tenant shall not by reason thereof terminate this Lease. The rights and privileges granted to any such Mortgagee by virtue of this section shall not be deemed to alter, affect or prejudice any of the rights and remedies available to Tenant as against Landlord.

15.3	Joint and Several Liability

If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and to perform all other obligations hereunder shall be deemed to be joint and several. In like manner, if Tenant is a partnership or other business association, the members of which are, by virtue of statute or general law, subject to personal liability, the liability of each such member shall be joint and several. Tenant warrants and represents that it is duly formed and in good standing, and has full corporate or partnership authority, if applicable and as the case may be, to enter into this Lease, and has taken all corporate or partnership action, if applicable and as the case may be, necessary to make this Lease a valid and binding obligation, enforceable in accordance with its terms.

15.4	Landlord and Tenant Relationship

No provision of this Lease is intended to nor creates a joint venture or partnership or any other similar relationship between Landlord and Tenant, it being agreed that the only relationship created by this Lease is that of landlord and tenant.

15.5	No Waiver

No condoning or waiver by either Landlord or Tenant of any default or breach by the other at any time or times in respect of any of the terms, covenants and conditions contained in this Lease to be performed or observed by the other shall be deemed to operate as a waiver of Landlord’s or Tenant’s rights under this Lease, as the case may be, in respect of any continuing or subsequent default or breach nor so as to defeat or affect in any way the rights or remedies of Landlord or Tenant under this Lease, as the case may be, in respect of any such continuing or subsequent default or breach. Unless expressly waived in writing, the failure of Landlord or Tenant to insist in any case upon the strict performance of any of the terms, covenants or conditions contained in this Lease to be performed or observed by the other shall not be deemed to operate as a waiver of the future strict performance or observance of such terms, covenants and conditions.

15.6	Expropriation

Landlord and Tenant shall co-operate in respect of any expropriation of all or any part of the Premises or the Lands and Building so that each party may receive the maximum award to which it is entitled in law. If the whole or any part of the Premises or of the Lands and Building are expropriated, as between the parties hereto, their respective rights and obligations under this Lease shall continue until the day on which the expropriating authority takes possession thereof. If, in the case of partial expropriation of the Premises this Lease is not frustrated by operation of governing law and such expropriation does not render the remaining part of the Premises untenantable for the purposes of this Lease, Tenant and Landlord shall restore the part not so taken in accordance with their respective repair obligations under the provisions of Part 7 of this Lease. In this section the word “expropriation” shall include a sale by Landlord to any authority with powers of expropriation, in lieu of or under threat of expropriation.

15.7	Decisions of Expert or Architect

The decision of any Expert or Architect whenever provided for under this Lease and any certificate of an Expert or Architect in each case addressed to both parties shall be final and binding on the parties and there shall be no further right of dispute of appeal.

15.8	Additional Costs

Tenant agrees to pay Landlord as Rent, upon written request therefor, any and all costs, including without limitation, costs of additional security, cleaning and legal costs, incurred by Landlord as a result of picketing, demonstration or other activity within or about the Building which is initiated by members of any organization or group including, without limitation, a trade union, and which is directed at Tenant, its contractors, subcontractors, suppliers or employees or at Tenant’s operations in the Building.

15.9	Notice

Any Notice required or contemplated by any provision of this Lease shall be given in writing and shall be signed by the party giving the Notice, addressed, in the case of Landlord to its Manager at the address shown in Part 1; in the case of Notice to Tenant to it at the Premises or at the address shown in Part 1; and in the case of Notice to the Indemnifier to it at the address shown in Part 1, in each case delivered or sent by facsimile or by registered mail, postage prepaid, return receipt requested. The time of giving of such Notice if mailed shall be conclusively deemed to be the 5th Business Day after the day of such mailing unless regular mail service is interrupted by strikes or other irregularities. Notwithstanding the foregoing, during any interruption or threatened interruption in postal services, any Notice shall be personally delivered or delivered by courier. Such Notice, if delivered or sent by facsimile, shall be conclusively deemed to have been given and received at the time of such delivery or the time of sending by facsimile, in either case, unless received on a non-Business Day, or after 5:00 p.m. in which event such Notice shall be deemed to have been given and received on the next Business Day. If in this Lease two or more persons are named as Tenant, such Notice shall be delivered personally to any one of such persons. If a copy of any Notice to Tenant is to be sent to a second address or to another person other than Tenant, the failure to give any such copy shall not vitiate the delivery of a Notice to Tenant. Provided that either party may, by Notice to the other, from time to time designate another address in Canada to which Notices given more than 10 days thereafter shall be addressed. Any Notice to be given by Landlord may be signed and given by Landlord or by the Manager. Any Notice to be given to a Person other than Landlord, Tenant or the Indemnifier shall be given in accordance with the above at the address of which the Person providing Notice has been most recently provided by the Person receiving Notice.

15.10	Confidentiality, Personal Information

Tenant shall keep confidential all financial information in respect of this Lease, provided that it may disclose such information to its auditors, consultants and professional advisors so long as they have first agreed to respect such confidentiality. Any Tenant or Indemnifier that is an individual person consents to the collection, use and disclosure of his or her personal information from time to time, as provided directly by Tenant or Indemnifier or collected indirectly from third parties, for the purposes of Landlord considering Tenant’s offer to lease and determining the suitability and creditworthiness of Tenant or Indemnifier, as applicable, (both initially and on an on-going basis), including the disclosure and/or transfer of such personal information (i) to and from credit reporting agencies, credit bureaus, financial institutions, other creditors and other third parties identified in your lease application form and (ii) to a third party, including existing and potential lenders, investors and purchasers, in the event of a proposed or actual purchase, sale (including a liquidation, realization, foreclosure or repossession), lease, merger, amalgamation or any other type of acquisition, disposal, transfer, conveyance or financing of all or any portion of Landlord or of any of the business or assets or shares of Landlord or a division thereof. Questions regarding the collection of personal information may be directed to Vice President, Leasing.

15.11	Non Merger

There shall be no merger of this Lease nor of the leasehold estate created hereby with the fee estate in the Lands or any part thereof by reason of the fact that the same person, firm, corporation or entity may acquire or own or hold directly or indirectly: (a) this Lease or the leasehold estate created hereby or any interest in this Lease or any such leasehold estate; and (b) the fee estate in the Lands or any part thereof or any interest in such fee estate. No such merger shall occur unless and until Landlord, Tenant and Landlord’s Mortgagees (including a trustee for bondholders) shall join in a written instrument effecting such merger and shall duly record the same.

15.12	Lease Entire Agreement

There are no covenants, representations, warranties, agreements or conditions expressed or implied, collateral or otherwise forming part of or in any way affecting or relating to this Lease or the Premises save as expressly set out in this Lease and this Lease constitutes the entire agreement between Landlord and Tenant and may not be amended or modified except by subsequent agreement in writing of equal formality executed by Landlord and Tenant. The submission of this Lease for examination does not constitute an offer, a reservation of or option for the Premises, and this Lease becomes effective as a lease only upon execution and delivery thereof by both Landlord and Tenant. No electronic communications between the parties will have the effect of amending this Lease unless such communications contain an amending agreement executed by both of the parties hereto. No provisions of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by such party. If either Landlord or Tenant excuses or condones any default by the other of any obligations under this Lease, no waiver of such obligation shall be implied in respect of any continuing or subsequent default.

15.13	Registration

Neither Tenant nor anyone on Tenant’s behalf or claiming under Tenant (including any Transferee) shall register this Lease on the title to the Lands; however, Tenant after having paid to Landlord the sum of $500.00 as an additional deposit which Landlord may use to defer costs incurred in removing such registration at the end of the Term, may register a notice of Lease on title to the Lands, at its sole cost, provided such notice of Lease shall describe only the parties, the Premises, the Term of this Lease, and any renewals. Such notice of Lease shall be prepared by Tenant’s solicitors, and shall be subject to the prior written approval of Landlord and its solicitors, and shall be registered at Tenant’s expense. Upon expiry or termination of this Lease, Tenant shall forthwith remove or discharge from registration any such notice of Lease. If any part of the Lands which in the opinion of Landlord are surplus is transferred, Tenant shall forthwith at the request of Landlord discharge or otherwise vacate any such notice or caveat as it relates to such part. If any part of the Lands are made subject to any easement, right-of-way or similar right, Tenant shall immediately at the request of Landlord postpone its registered interest to such easement, right-of-way or similar right.

15.14	Name of Building

Tenant shall not refer to the Building by any name other than that, if any, designated from time to time by Landlord, and Tenant may use such designated name of the Building for the business address of Tenant but for no other purpose. Landlord will have the right, after 30 days Notice to Tenant, to change the name, number or designation of the Building or any part thereof, during the Term without liability of any kind to Tenant. Tenant shall be responsible for any costs it incurs as a result of any changes in the name or identification (such as changes to its stationery and other material). Tenant shall have no rights in any such names or identification.

15.15	Governing Law

This Lease shall be construed in accordance with the laws having application in the Province in which the Building is situate and the parties attorn to the exclusive jurisdiction of the courts of such Province to deal with all actions in respect of this Lease. The section headings of this Lease have been inserted for convenience of reference only and they shall not be referred to in the interpretation of this Lease. This Lease shall be read with all changes of gender and number required by the context. Time shall be of the essence of this Lease and each of the provisions hereof.

15.16	Survival of Tenant’s Covenants

All agreements, covenants and indemnifications in this Lease made by Tenant shall survive the expiration or earlier termination of this Lease, anything to the contrary in this Lease or at law notwithstanding.

15.17	Quiet Enjoyment

Landlord agrees that so long as Tenant duly pays the Rent hereby reserved and duly observes and performs the agreements, terms and conditions herein on its part to be observed and performed, Tenant shall and may peaceably possess and enjoy the Premises for the Term without any hindrance, interruption or disturbance from Landlord, subject nevertheless to the terms, covenants, conditions and limitations of this Lease including, but not limited to, the provisions set out in Schedule 8.

15.18	Force Majeure

.1

No party shall be liable for any default or delay in the performance of its obligations under this Lease (i) if and to the extent such default or delay is caused, directly or indirectly, by a Pandemic or any other cause beyond the reasonable control of such party (each a “Force Majeure”), (ii) provided the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not be circumvented in a commercially reasonable manner by the non-performing party through the use of alternate sources, workaround plans or other means. Notwithstanding the foregoing, the lack of funds shall not be considered a Force Majeure.

.2	In the case of the occurrence of a Force Majeure, the non-performing party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance without delay. Any party so delayed in its performance shall immediately provide Notice to the party to whom performance is due and describe at a reasonable level of detail the circumstances causing such delay.

15.19	Severability

If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and each provision of this Lease shall be separately valid and enforceable to the fullest extent permitted by law.

15.20	Environmental Initiatives

Landlord shall have the right, but not obligation, to implement any environmental initiatives that it deems prudent, acting reasonably. Tenant shall take all reasonable steps to comply with such initiatives, including, but not limited to, accumulating and reporting on usage or other data as required by Landlord. The obligations of the parties hereto pursuant to Schedule 10 hereof shall form a part of this Lease.

15.21	Amendments

This Lease may not be amended or altered except by instrument in writing signed by Landlord and Tenant.

15.22	Assigns

This Lease shall enure to the benefit of and be binding upon the parties hereto, shall be binding upon their respective successors and assigns, except as may be specifically excepted herein, subject to the limitations on Transfer by Tenant set forth above.

15.23	Status of Manager

Tenant acknowledges that the Manager has executed this Lease solely in its representative capacity as property manager for Landlord and the Manager shall have no personal liability under the provisions of this Lease. Subject to the foregoing, the Manager shall represent and act for and on behalf of Landlord for all purposes of this Lease.

15.24	Acceptance by Tenant

Tenant does hereby accept this Lease of the Premises to be held by it as tenant, subject to the conditions, restrictions and covenants set forth in this Lease.

15.25	Power, Capacity and Authority

Landlord and Tenant covenant, represent and warrant to each other that they have the power, capacity and authority to enter into this Lease and to perform their obligations hereunder and each represents that there are no covenants, restrictions or commitments given by it which would prevent or inhibit it from entering into this Lease.

15.26	Liability of Landlord

Any liability of Landlord under this Lease shall be limited to its interest in the Building from time to time. If Landlord consists of more than one Person, the liability of each such Person shall be several and be limited to its percentage interest in the Building.

15.27	Schedules

The Schedules hereto shall form an integral part of this Lease and the provisions thereof shall be provisions of this Lease.

IN WITNESS WHEREOF the parties hereto have executed this indenture by their authorized officers in that behalf, or by Tenant’s signature hereto if Tenant is not incorporated, as of the date first above written.

TENANT:	AQUINOX PHARMACEUTICALS (CANADA) INC. by its duly authorized signing officer /s/ Kamran Alam
Name: Kamran Alam Title: Vice President, Finance & CFO
I have authority to bind the company.
LANDLORD:	560677 B.C. LTD. by its Manager, Dream Office Management (B.C.) Corp. by its duly authorized signing officers /s/ Pal R. Skeans
Name: Paul R. Skeans Title: Senior Vice President, Western Canada
I have authority to bind the company.

SCHEDULE 1

LEGAL DESCRIPTION

Parcel Identifier: 024-175-650

Lot F, District Lot 264A and District Lot 2037

Group 1 New Westminster District Plan LMP38193

SCHEDULE 2

FLOOR PLAN

SUITE 400
STAIRCASE
MECHANICAL ROOM
USABLE AREA
VERTICAL PENETRATIONS
BUILDING COMMON AREA
FLOOR COMMON AREA
PROPOSED DEMISING WALL
0 10 50 FT.

dream

887 Great Northern Way
Vancouver, BC

Fourth Floor - Area Study

January 6, 2016 - 887GreatNorthernWay F04_AS © 2016 Space Database Inc. All Rights Reserved

SCHEDULE 2-A

PRELIMINARY PLAN

SCHEDULE 3

DEFINITIONS

In this Lease, unless there is something in the subject matter or context inconsistent therewith:

“Additional Rent” means Tenant’s Share of Realty Taxes and Operating Costs, payments for Utilities and light fixtures, and all payments for Additional Services, and such other sums, excluding Basic Rent, otherwise payable by Tenant in accordance with the terms of this Lease, whether to Landlord or others.

“Additional Services” means any additional service, Utilities and/or supervision provided to Tenant and supplied by Landlord or by anyone authorized by Landlord and not otherwise expressly provided for as a standard service under this Lease, at rates and charges determined by Landlord; by way of example, adjusting and balancing HVAC Facilities, cleaning of carpets, moving furniture, construction, installation and alterations to or removal of Leasehold Improvements, providing HVAC for periods in excess of Normal Business Hours and access and connection to fibre optics or other enhanced information technology, are each Additional Services.

“Alterations” has the meaning provided in section 7.4.3.

“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders, directions, codes and requirements of governmental or other public authorities having jurisdiction in force from time to time including, without limitation, Environmental Laws.

“Architect” means the architect, from time to time appointed by Landlord.

“Assignment” means any transaction whereby any rights of Tenant under this Lease are transferred to anyone (whether immediately, conditionally or contingently) and includes an assignment or specific or floating charge whereby the interest of Tenant or the Premises is mortgaged or pledged as security for any indebtedness or other obligation and includes an assignment by operation of law and any change in the identity of the party having the right to possession or actually in possession of the Premises.

“Basic Information” means the information set out in Part 1 of this Lease.

“Basic Rent” means the basic rent payable by Tenant pursuant to section 5.2 of this Lease.

“Building” means the buildings, structures, and improvements from time to time during the Term erected on the Lands together with all fixtures, sprinklers, elevators, escalators, HVAC Facilities and mechanical and electrical equipment and machinery and water, gas, sewage, telephone and other communication facilities and electrical power services and Utilities comprised therein, belonging thereto, connected therewith or used in the operation thereof, and now or hereafter constructed, erected and installed therein and thereon, and all alterations, additions, and replacements thereto, and includes the Common Areas but excludes all Leasehold Improvements made, constructed, erected or installed therein by or on behalf of Tenant and any other tenant of premises therein.

“Building Systems” means at any time: (i) all heating, ventilating, and air-conditioning and other climate control systems and other systems, services, installations and facilities installed in or servicing the Building including, without limitation, the following systems, services, installations and facilities, elevators and escalators, mechanical (including HVAC), plumbing, sprinkler, drainage and sewage, electrical and other utilities, lighting, sprinkler, life safety (including fire prevention, communication, security and surveillance), computer (including environmental, security and lighting control), ice and snow melting, refuse removal, window washing and music; (ii) all machinery, appliances, equipment, apparatus, components, computer software and appurtenances forming part of or used for or in connection with any of such systems, services, installations and facilities including, but not limited to, boilers, motors, generators, fans, pumps, pipes, conduit, ducts, valves, wiring, meters and controls, and the structures and shafts housing and enclosing any of them; and (iii) all Landlord owned or controlled telecommunications facilities, pathways, installations and equipment.

“Business Day” means any day which is not a Saturday, Sunday or a day observed as a holiday under Applicable Laws in the Province in which the Building is situated.

“Business Tax” means any business tax or assessment or any other tax, assessment, rate or levy imposed by any Governmental Authority having jurisdiction, in respect of, any business carried on, in, from or through the Premises or the whole or any part of the Building or any use, possession or occupancy of any property, premises or space in the Building.

“Capital Tax” means any tax or taxes payable by the Taxpayer to any taxing authority based upon or computed by reference to the value of the Lands and Building or the paid-up capital or place of business of the Taxpayer, including without limitation provincial capital tax and federal large corporations tax. If the system of capital taxation shall be altered such that any new capital tax shall be levied or imposed in substitution or replacement for or in addition to Capital Tax from time to time levied or imposed, then any such new tax or levy shall be deemed to be Capital Tax or included in Capital Tax.

“Capital Tax for the Building” is included in Operating Costs and for any Fiscal Period means the amount calculated by multiplying the aggregate book value to the Taxpayer of the Lands and Building (and all equipment used in connection therewith) by the applicable Capital Tax rate imposed, from time to time, by the taxing authority having jurisdiction. Aggregate book value shall be net of depreciation and amortization for financial Statement purposes and determined as at the end of such Fiscal Period and may be imputed by Landlord (i) as if the Lands and Building was the only property of Landlord, but with any applicable tax exemption allocated equitably by Landlord amongst all of its properties and/or assets, and (ii) on the basis of Landlord’s determination of the amount of capital attributable to the Lands and Building. The parties acknowledge that Capital Tax for the Lands and Building is an approximation based upon the concept of Capital Tax, and is not necessarily the actual Capital Tax paid or payable by the Taxpayer in respect of the Lands and Building. If the calculation or basis of Capital Tax changes then Landlord may adjust the calculation or basis of such amount to reasonably reflect such change.

“Carbon Offset Credits” shall mean and refer to activities undertaken by either Landlord or Tenant which cause, directly or indirectly, measurable Greenhouse Gas emission reductions or removal enhancements within or in respect of the Building and that have financial or exchange value in the regulatory or voluntary market.

“Carbon Tax” shall mean and refer to the aggregate of all taxes, rates, duties, levies, fees, charges and assessments whatsoever, imposed, assessed, levied, confirmed, rated, or charged against or in respect of the energy consumption of the Building or the emissions of Greenhouse Gases from the Building or any part of it or levied in lieu thereof, levied against Landlord by any local, provincial or federal government or any agency thereof having jurisdiction.

“Change in control” means, in the case of any corporation or partnership, the transfer, by sale, assignment, operation of law, transmission on death, mortgage, trust, issuance from treasury, cancellation or redemption, or otherwise, of any shares, voting rights or interest, which will result in a change of the identity of the person exercising, or who might exercise, effective control of such corporation or partnership whether directly or indirectly, unless such change occurs as the result of trading in shares listed upon a recognized stock exchange.

“Commencement Date” is defined in section 1.8 hereof.

“Common Areas” means:

(i) all common areas and facilities within the Building from time to time furnished or designated (and which may be changed) by Landlord, whether or not the areas are open to the general public, and are deemed to include any fixtures, chattels, systems, decor, signs, roofs, parking facilities, or landscaping contained in them or maintained or used in connection with them, and are deemed to include the city sidewalks adjacent to the Lands, access areas to the Delivery Facilities, and any pedestrian walkway system, park or other facility in respect of which Landlord is from time to time subject to obligations in its capacity as owner or lessee of the Lands or Building or both, some parts of which are for the use in common, in such manner as Landlord may designate and permit, by tenants of premises in the Building and all others entitled thereto including, without restricting the generality of the foregoing, lobbies, corridors, together with washrooms, fan rooms, janitors’ closets, electrical closets and other closets not situate within the demising line of any premises in the Building, and parking areas; and

(ii) all portions of the Lands not from time to time demised by Landlord and not covered by any building (other than service buildings) available for the general benefit of all tenants of the Building and including without restricting the generality of the foregoing, ramps, parking areas, access roads, driveways, sidewalks and landscaped areas.

“Construction Schedule” means the provisions set forth in Schedule 5 to this Lease.

“Contaminant” means any solid, liquid, or gaseous substance, any Hazardous Waste, any Toxic Substances, any odour, heat, sound vibration, radiation or combination of any of them that may, if Discharged, have an adverse effect on the environment or on people, property or the normal conduct of business.

“Damage” has the meaning set out in Section 11.1.

“Delivery Facilities” means those portions of the Common Areas on and below the street level that are from time to time designated by Landlord as facilities to be used in common by Landlord, tenants of the Building, and others, for purposes of loading, unloading, delivery, dispatch and holding of merchandise, goods and materials entering or leaving the Building and giving vehicular access to portions of the Building.

“Deposit” means any amount specified in Section 1.13.

“Design Criteria Manual” means Landlord’s manual, as amended and supplemented from time to time, setting out standards and procedures applicable to any work or material for the Premises including preparation and approval of plans and the conduct and completion of Tenant’s work whether at the beginning or at any time during the Term. Such manual shall provide for architectural, mechanical and Utilities standards, specifications and criteria established by Landlord, from time to time, for rentable premises in the Building, including but not limited to standards, specifications and criteria for all interior improvements. Such manual shall also set out any specifications recommended by Landlord for furniture, Trade Fixtures, equipment and certain other materials used by Tenant in the Building.

“Discharge” means any spill release, escape, leak or movement of a Contaminant into the environment, the indoor or outdoor air, into or onto the ground, into the surface water or ground water, into the sewers or any watercourse, or into, onto or from the Premises or the Building.

“Environmental Law” means the statutes, regulations, policies, directives, orders, approvals and other legal requirements of a Governmental Authority or insurance underwriters or of the common law which affect the Lands, the Building, the Premises, or Landlord’s or Tenant’s business, and which impose any obligations relating to the protection, conservation or restoration of the natural or human environment (including, without limitation, air, land, surface, water, ground water, and real and personal, moveable and immoveable property), public or occupational health and safety, or the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination or treatment of a substance, hazardous or otherwise.

“Environmental Management Plan” shall mean and refer to those provisions set out is Schedule 10 hereto.

“Environmental Objectives” shall mean those objectives more particularly set out in Sections 1.2 and 1.3 of Schedule 10 attached hereto.

“Expert” means any engineer, land surveyor or other professional consultant appointed by Landlord who, in the opinion of Landlord, is qualified to perform the function for which he or she is retained.

“Fiscal Period” means the period designated as such from time to time by Landlord.

“Fixturing Period” means the period, if any, specified in Section 1.9 provided to Tenant to perform its fixturing of the Premises.

“General Building Expense” means that portion of all costs, charges and expenses which are attributable to the operation, repair and maintenance of the Building and Lands or incurred to reduce Operating Costs but which are not attributable solely to the operation, repair and maintenance of the Common Areas or any rentable component of the Building, as allocated by Landlord to the Building on such basis as Landlord may, from time to time, determine to be equitable.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

(i) having or purporting to have jurisdiction on behalf of the province in which the Building is situate or other geographic or political subdivision thereof;

(ii) having or purporting to have jurisdiction over Landlord, Tenant, the Building, the Lands or the Premises including the business carried on therein; or

(iii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Greenhouse Gases” shall mean any or all of carbon dioxide, methane, nitrous oxide, CFC-12, HCFC-22, Perfluoroethane, Sulfur Hexafluoride and ozone.

“Gross Revenue” means all Basic Rent, Additional Rent, earned interest, commissions, royalties, bonuses, Operating Cost recoveries, revenue, if any, from any parking facilities, damage recoveries, tax recoveries, insurance proceeds relating to lost revenue and all other amounts, rights and benefits of any kind whatsoever actually received, receivable or derived by Landlord from the Building, all calculated in accordance with generally accepted accounting principles and practices consistent with the commercial real estate industry in Canada including, without limitation, an amount deemed to be received for any rent-free period calculated on the basis of the monthly rent payable immediately following the rent-free period under a Tenant’s lease.

“Hazardous Waste” means any hazardous waste, hazardous product, deleterious substance, special waste, liquid industrial waste, bio-medical waste, dangerous goods or substance which is controlled or regulated under Environmental Law. For ease of reference, this includes, but is not limited to, any waste which is composed in whole or in part of substances which are: (i) corrosive, (ii) ignitable, (iii) pathological, (iv) radioactive, (v) reactive, or (vi) toxic; and liquid waste, whether or not from a commercial or industrial process, that cannot lawfully be disposed of through the municipal sewers.

“HVAC” means heating, ventilating or cooling or any combination thereof.

“HVAC Cost” means that portion of all costs in the Fiscal Year for the operation, repair, replacement and maintenance of the systems for heating, ventilating, and air-conditioning the Building as established by Landlord from time to time on a fair and equitable basis which reflects load and hours of operation, (and includes depreciation at reasonable rates on such systems) as allocated by Landlord to the Building on such basis as Landlord may, from time to time, determine equitable.

“HVAC Facilities” means facilities and equipment used for or in connection with the provision and supply of HVAC, as from time to time existing.

“Indemnifier” includes Indemnifier named in this Lease and its respective heirs, executors, administrators, successors and assigns, as the case may be.

“Interest” or “Interest Rate” means interest at a rate equivalent to three (3%) per cent per annum in excess of Prime Rate.

“Landlord” includes Landlord named in this Lease and its respective heirs, executors, administrators, successors and assigns, as the case may be.

“Lands” means the lands described in Schedule 1 annexed hereto as supplemented or diminished from time to time by Landlord.

“Landlord’s Improvements” means improvements to be constructed or installed in or to the Premises by Landlord in accordance with Landlord’s working drawings prepared for the construction of the Building; by way of example, and without limiting the generality of the foregoing, Landlord’s Improvements include ceilings, lighting, and window covering systems originally installed by Landlord and standard to the Building. Any Landlord’s Improvements from time to time modified by or on behalf of Tenant so as to no longer be standard to the Building shall be considered Leasehold Improvements. Landlord’s Improvements shall not include any Leasehold Improvements installed by Landlord on behalf of Tenant or a previous occupant of the Premises.

“Lease” means this document as originally signed, sealed and delivered and as amended, from time to time.

“Leasehold Improvements” means all items generally considered to be leasehold improvements, including, without limitation, all fixtures, equipment, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of Tenant, whether by Landlord, Tenant or any other party on behalf of Tenant or any previous occupant of the Premises, including, without limitation, any stairways for the exclusive use of Tenant, all fixed partitions, light fixtures, plumbing fixtures, however affixed and whether or not movable, and all wall-to-

wall carpeting other than carpeting laid over finished floors and affixed so as to be readily removable without damage, and all water, electrical, gas and sewage facilities, all heating, ventilating and air-conditioning equipment and facilities exclusively serving the Premises all telephone and other communication and information technology wiring and cabling leading from the base building facilities and distribution panel to facilities located in the Premises, all cabinets, cupboards, shelving and all other items which cannot be removed without damage to the Premises; but excluding Trade Fixtures, furniture, unattached or free-standing partitions and equipment not in the nature of fixtures.

“Manager” means Landlord’s manager for the Building who may be changed from time to time and who is Dream Office Management Corp. at the date of signing this Lease.

“Measurement Standards” means the Building Owners and Managers Association (“BOMA”) 1996 standard (ANSI Z65.1 – 1996) provided that notwithstanding the foregoing or anything else contained in this Lease, Landlord may, at its option from time to time, choose to measure the area of the Premises or any space included in the Building in accordance with the BOMA standard method of measurement then in effect from time to time.

“Mortgage” means any mortgage, charge or security instrument (including a deed of trust or mortgage securing bonds) and all extensions, renewals, modifications, consolidations and replacements of any such item which may now or hereafter affect the Building or any part of it.

“Mortgagee” means Landlord’s mortgagee(s) from time to time with respect to the Lands, the Building and/or this Lease, and includes a trustee for bondholders.

“Normal Business Hours” means the hours from 8:00 a.m. to 6:00 p.m. on Monday to Friday of each week except any statutory holiday or civic holiday in the municipality where the Building is located.

“Notice” means any notice, demand, statement or request required or permitted to be given under this Lease.

“Operating Agreement” means any agreement or agreements between Landlord and the owner of any lands neighbouring or contiguous to the Lands, pursuant to which the developments and improvements on the Lands and the developments and improvements on such neighbouring or contiguous lands are operated on a co-ordinated basis.

“Operating Costs” has the meaning provided in Schedule 6.

“Operating Standards” means the rules, procedures and requirements as amended and supplemented from time to time, (initially as set forth in Schedule 4 to this Lease) governing the manner in which Tenant and others doing business in the Building shall operate and conduct their businesses and utilize the Premises and the Common Areas.

“Pandemic” means any disaster of any form as reasonably determined by Landlord, whether it have an overriding effect on the general public or its effect be limited to the Building, including without limitation, a mass influenza outbreak or any other illness or health issue, fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions, revolutions or acts of terrorism in any country, and any event or situation that a Governmental Authority has labelled a pandemic.

“Pandemic Preparedness and Response Plan” means the plan developed by Landlord and attached as Appendix A to Schedule 9, which may be modified from time to time at the sole discretion of Landlord, setting out its plan with respect to preparing for a potential Pandemic and its response to the occurrence of a Pandemic.

“Person” means any individual, corporation, partnership, trust, other legal entity or other business association and includes a government or departmental subdivision or agency thereof.

“Premises” means and shall be deemed to include (except where such meaning would be clearly repugnant to the context) the space demised and all Leasehold Improvements and Alterations therein. The space demised shall consist of the area shown on Schedule 2 and shall be bounded by the unfinished interior surfaces of the perimeter walls and windows, the unfinished surfaces of interior load-bearing walls, the unfinished top of the floor slab and the unfinished bottom of the floor slab of the floor above excluding, however, any stairs and other areas within said boundaries which are not included in the calculation of Rentable Area and excluding pipes, wires, ducts, conduits and other elements of the Building Systems constructed and installed by or for Landlord including, without limitation, the HVAC Facilities but including all mechanical, electrical and utility systems and equipment within the Premises for the exclusive use of the Premises. If the Premises, in whole or in part, is on a multiple tenancy floor, for the purposes of calculation of Rentable Area, the area of the Premises shall be increased to include a pro rata portion of Unallocated Space on the same floor(s) as the Premises, provided that Landlord will retain exclusive control over all of the Common Areas, including Unallocated Space.

“Prime Rate” means the annual rate of interest announced from time to time by the Canadian chartered bank chosen by Landlord as the daily rate of interest used by such bank as a reference rate in setting rates of interest for Canadian dollar commercial loans and commonly referred to by such bank as its Canadian “prime rate”.

“Project” means the Building.

“Realty Taxes” means all real estate, municipal or property taxes (including local improvement rates), levies, rates, duties, and assessments whatsoever imposed upon or in respect of any real property or any fixtures or improvements thereto, which may be levied or assessed against the Premises, the Lands and Building, or Landlord, or the owners of the Premises, Lands and Building, and any and all taxes which may, in the future, be levied on the Premises, the Lands, the Building or Landlord due to its ownership thereof in lieu of realty taxes or in addition thereto including, without limitation, extraordinary and special assessments and the cost to Landlord or the owners of appealing such levies, rates, duties and assessments. Should the Lands and Building not be fully occupied or assessed as a commercial property for determination of Realty Taxes in any calendar year, then Landlord shall adjust the Realty Taxes to an amount that would have been determined if the Building and Lands were fully occupied and assessed as a commercial property.

“Related Corporation” means a holding corporation, subsidiary corporation or affiliate of Tenant, as each of those terms is defined in the business corporations act or similar statute of the Province in which the Building is located.

“Rent Commencement Date” is as defined in section 1.14 hereof.

“Rent, rent, Rental or rental” means all payments and charges payable by Tenant pursuant to this Lease, including without limitation the Basic Rent and the Additional Rents.

“Rentable Area”, shall have the meaning as defined in Measurement Standards.

“Rental Taxes” means any tax or duty imposed upon Landlord or Tenant on or in respect of this Lease, the payments made by Tenant hereunder or the goods and services provided by Landlord, including but not limited to the rental of the Premises and provision of administrative services to Tenant or to others whether existing at the date hereof or hereinafter imposed by any Governmental Authority, including without limitation goods and services tax, use, consumption or value added tax, business transfer tax, retail sales tax, federal sales tax, excise taxes or duties, or any tax similar to any of the foregoing.

“Schedules” means the schedules appended to this Lease comprising:

Schedule 1 -	Legal Description
Schedule 2 -	Floor Plan
Schedule 3 -	Definitions
Schedule 4 -	Operating Standards
Schedule 5 -	Construction Schedule
Schedule 6 -	Operating Costs
Schedule 7 -	Indemnity
Schedule 8 -	Special Provisions
Schedule 9 -	Pandemic Preparedness and Response
Schedule 10 -	Environmental Management Plan

“Signs” has the meaning provided in section 7.8.

“Statement” is as defined in Section 5.5 hereof.

“Sublease” means any transaction other than an assignment whereby any right of use, occupancy or possession (whether exclusive, non-exclusive, permanent or temporary) relating to the whole or any part of the Premises is conferred upon anyone (whether immediately, conditionally or contingently) and includes but is not limited to any sublease, sub-sublease, concession, franchise, licence agreement or any other arrangement (such as but not limited to a management agreement) conferring any such right of use, occupancy or possession and whether or not Tenant is a party thereto.

“Taxpayer” means Landlord and each of the entities constituting Landlord and each of the owners of the Building, as the case may be. In the event that Landlord or any of the entities constituting Landlord are not corporations against which Capital Taxes are exigible, including general and limited partnerships, then Taxpayer shall include any corporate owner of Landlord or any of the entities constituting Landlord required to include in computing its paid-up capital its share of the amounts that would be components of the paid-up capital of Landlord if Landlord were a corporation against which Capital Taxes are exigible.

“Tenant” includes Tenant named in this Lease and its respective heirs, executors, administrators, successors and assigns, as the case may be.

“Tenant Property” means the Trade Fixtures, chattels, merchandise and personal effects within the Premises.

“Tenant’s Additional Share of Costs” means the amount, to be equitably determined by Landlord, of the increase in any of the Operating Costs which Landlord determines is attributable to the manner of operation of Tenant’s business if in a manner dissimilar to the majority of other tenants of the Building.

“Tenant’s Share” means the proportion which the Rentable Area of the Premises is of the Total Rentable Area of the Building.

“Term” means the initial term of this Lease as set out in section 1.7 hereof, any renewal or extension term and any overholding period.

“Total Rentable Area of the Building” means the sum of Rentable Areas for all leaseable premises on office floors (measured in accordance with the terms hereof) and the Rentable Area of all leaseable premises on the main floor excluding in each case storage areas located outside of the premises.

“Toxic Substances” means any substance which is listed on the List of Toxic Substances prescribed under the Environmental Protection Act (Canada) (as amended from time to time, or any replacement legislation), or is designated to be toxic or hazardous by a Governmental Authority.

“Trade Fixtures” means all items generally considered to be trade fixtures, including, without limitation, computers, and business equipment, built-in fridges, stoves, walk-in coolers, counters, bars, chairs, stools, tables, banquettes, racks, or any other equipment or fixtures used by Tenant in its business, any of which have been installed in the Premises by or on behalf of Tenant , but notwithstanding the foregoing, shall not include any Leasehold Improvements, any part of the electrical, plumbing, mechanical, sprinkler, heating, ventilating or air-conditioning equipment or systems, or any floor coverings, wall coverings or any part of the ceiling, whether or not installed by Tenant or Landlord.

“Transfer” means any assignment, sublease, change in control, or parting with possession, or any other transaction or occurrence (including an expropriation, amalgamation, receivership or seizure by execution or other legal process) which has or might have the effect of changing the identity of Tenant or the person controlling Tenant, or, changing the identity of the person having lawful use, occupancy or possession of the whole or any part of the Premises, whether such change is or might be immediate, deferred, conditional, exclusive, non-exclusive, permanent or temporary.

“Transferee” means the Person to whom a Transfer is or is to be made.

“Unallocated Space” means those parts of the Building which are the elevator lobby(s), corridors, vestibules, washrooms, janitor closets, HVAC equipment rooms, fan closets, mechanical rooms, electrical rooms and telephone and information technology rooms and any other such spaces within or servicing any one floor which is a multiple tenancy floor.

“Unavoidable Delay” means any prevention, delay, stoppage or interruption in performance due to weather conditions, strikes, lockouts, labour disputes, lack of materials or supplies, legal or regulatory impediment, acts of God, the occurrence of enemy or hostile action, civil commotion, fire or other casualties or conditions, or due to any other causes beyond the reasonable control of the party obligated to perform where the effects of such casualty or contingency are not avoidable by the exercise of reasonable effort or foresight by such party (but does not include insolvency, lack of funds , or other financial casualty or contingency).

“Useable Area” shall have the meaning as defined in Measurement Standards.

“Utilities” means water, gas, fuel, electricity, telephone, telecommunications, fibre optics and any other form of information technology systems and equipment, waste disposal and other utilities or services or any combination thereof other than HVAC.

SCHEDULE 4

OPERATING STANDARDS

Tenant shall observe the following Operating Standards as amended, modified or supplemented from time to time by Landlord as provided in this Lease.

1.	Appliances: Tenant shall not permit in the Premises any cooking or the use of any apparatus for the preparation of food or beverages (except for the use of coffee makers, kettles, microwave ovens or refrigerators or where Landlord has approved of the installation of cooking facilities as part of Tenant’s Leasehold Improvements) nor the use of any electrical apparatus likely to cause an overloading of electrical circuits.

2.	Obstructions: The sidewalks, entries, passages, corridors, lobbies, elevators and staircase shall not be obstructed or used by Tenant, his agents, servants, contractors, invitees or employees for any purpose other than ingress to and egress from the offices. Landlord reserves entire control of the Common Area and all parts of the Building and the Land employed for the common benefit of Tenants.

3.	Overloading: Tenant, his agents, servants, contractors, invitees or employees, shall not bring in or take out, position, construct, install or move any safe, business machine or other heavy office equipment without first obtaining the consent in writing of Landlord. In giving such consent, Landlord shall have the right in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All Damage done to the Building by moving or using any such heavy equipment or other office equipment or furniture shall be repaid at the expense of Tenant. The moving of all heavy equipment or other office equipment or furniture shall occur between 6:00 p.m. and 8:00 a.m. or any other time consented to by Landlord and the persons employed to move the same in and out of the Building must be acceptable to Landlord. Safes and other heavy office equipment will be moved through the halls and corridors only upon steel bearing plates. No deliveries requiring the use of an elevator for freight purposes will be received into the Building or carried in the elevators, except during hours approved by and scheduled through Landlord. Only elevators so designated by Landlord shall be used for deliveries of workmen and materials, furniture and other freight. Tenant shall pay, as Additional Rent, any costs incurred by Landlord in connection with the moving of Tenant’s equipment, furniture, etc.

4.	Entry: All persons entering and leaving the Building at any time other than during Normal Business Hours shall register in the books kept by Landlord at or near the entrance or entrances and Landlord will have the right to prevent any person from entering or leaving the Building unless provided with a key to the premises to which such person seeks entrance and a pass in a form to be approved by Landlord and provided at Tenant’s expense. Any persons found in the Building at such times without such keys or passes will be subject to the surveillance of the employees and agents of Landlord. Landlord shall be under no responsibility for failure to enforce this rule.

5.	Security: Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

6.	Locks: Landlord may from time to time install and change locking mechanisms on entrances to the Building, common areas thereof, and the Premises, and (unless 24 hour security is provided by the Building) shall provide to Tenant a reasonable number of keys and replacements therefor to meet the bona fide requirements of Tenant. In these rules “keys” include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord’s prior written consent. If Tenant installs lock(s) incompatible with the Building master locking system:

.1	Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,

.2	Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and

.3	Tenant shall at the end of the Term and at Landlord’s request remove such locks at Tenant’s expense.

7.	Return of Keys: Tenant shall promptly return to Landlord at the end of the Term all keys for the Building and Premises which are in possession of Tenant.

8.	Food: Tenant shall not install or permit the installation or use of any machine dispensing goods for sale in the Premises or the Building or permit the delivery of any food or beverages to the Premises without the approval of Landlord or in contravention of any regulations made by Landlord. Only persons authorized by Landlord shall be permitted to deliver or to use the elevators in the Building for the purpose of delivering food or beverages to the Premises. Landlord acknowledges that Tenant, acting reasonably, will be permitted to have small quantities of food and beverages delivered to the Premises provided such delivery does not interfere with traffic flow to the Building and with Building operations.

9.	Repair, Maintenance Alterations and Improvements: Tenant shall carry out Tenant’s repair, maintenance, alterations and improvements in the Premises consistent with the Lease, the Environmental Management Plan and the Design Criteria Manual only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building and in compliance with the Lease.

10.	Water Fixtures: Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or Damage resulting from such misuse by Tenant shall be paid for by Tenant.

11.	Personal Use of Premises: The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

12.	Animals, Bicycles: Tenant shall not bring any animals, reptiles, fish, birds or other creatures into the Building and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

13.	Windows: Tenant shall observe Landlord’s rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials or signs on or at any window in the Premises without Landlord’s prior written consent. Tenant shall ensure that window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.

14.	Carpet Pads: In those portions of the Premises where carpet has been provided directly or indirectly by Landlord, Tenant shall at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.

15.	Nuisance: Tenant shall not perform any acts or carry on any practice which may Damage the Building or the Common Areas or be a nuisance to any tenant in the Building.

16.	Installations: Tenant shall not mark, drill into, bore or cut or in any way Damage or deface the walls, ceilings, or floors of the Premises. No wires, pipes, conduits, telephonic, telegraphic, electronic wire service, information technology equipment or other connections shall be installed in the Premises without the prior written approval of Landlord.

17.	Contaminants: Tenant shall not permit any Discharge to occur in or about the Building or the Premises and shall not use or permit any Contaminant to be brought into the Building or the Premises.

18.	Deliveries: Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such delivery facilities, entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any Damage in the Building caused by any person making such deliveries.

19.	Furniture and Equipment: Tenant shall ensure that furniture, fixtures, furnishing and equipment being moved into or out of the Premises is moved through such delivery facilities, entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any Damage in the Building caused thereby.

20.	Solicitations: Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

21.	Refuse: Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse.

22.	Dangerous, Immoral or Hazardous Activities: Tenant shall not make any use of the Premises which involves the danger of injury to any person, nor shall the same be used for any immoral purpose or to commit any act of waste or Damage to any part of the Premises or to use any part of the Premises so as to constitute a hazard.

23.	Proper Conduct: Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building which will impair the comfort and convenience of other tenants in the Building. Such prohibited conduct shall include the playing of loud music and the placing of anything in Common Areas.

24.	Employees, Agents and Invitees: In these Operating Standards, Tenant includes the employees, agents; invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

25.	Parking: Landlord, from time to time, may prohibit Tenant, Tenant’s employees and Tenant’s suppliers and others making deliveries to or receiving shipments from the Premises from parking anywhere within the Building. If Landlord designates Tenant parking areas in the Building, Tenant shall park its vehicles and shall cause its employees to park their vehicles only in such designated parking areas. Tenant shall furnish Landlord, upon request, with the current license numbers of all vehicles owned or used by Tenant or its employees and Tenant thereafter shall deliver Notice to Landlord of any changes in such numbers within 5 days after the occurrence thereof. In the event of failure of Tenant or its employees to park their vehicles in such designated parking areas, Tenant shall forthwith on demand pay to Landlord, as additional rent, the sum of $30 per day per each car so parked. Landlord reserves the right to impose reasonable charges upon any person (including the general public) for the use of any parking facilities which may from time to time form a part of the Building.

SCHEDULE 5

CONSTRUCTION SCHEDULE

SCHEDULE 6

OPERATING COSTS

“Operating Costs” means the total direct and indirect costs, expenses, fees, rentals, disbursements and outlays, without duplication, incurred or accrued whether by Landlord or by others on behalf of Landlord and allocated or attributed by Landlord to the discharge of its obligations under this Lease and with respect to the ownership, administration, operation, management, maintenance, improvement, insuring, cleaning, supervision, rebuilding, replacement and repair of the Lands and Building, including without limiting the generality of the foregoing the total annual cost and expense of:

1.	insurance maintained by Landlord with respect to the ownership and operation of the Lands and the Building including without limitation the cost of insuring the Building and the Lands with such forms of coverage and in such amounts as Landlord, or its Mortgagees may, from time to time determine, including, without limitation, costs and premiums paid for insurance against any and all risks of physical loss or damage to property of Landlord on a replacement cost basis, boiler, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus insurance on a broad form blanket coverage repair and replacement basis, loss of insurable gross profits and loss of rental income attributable to all perils reasonably insured against by Landlord, including, but not limited to, the occurrence of a Pandemic, or commonly insured against by prudent landlords, third party liability hazards including exposure to personal injury, bodily injury and property damage on an occurrence basis including insurance for all contractual obligations and covering also actions of all authorized employees, subcontractors and agents while working on behalf of Landlord, environmental insurance and any other forms of insurance as Landlord or its Mortgagees may reasonably require from time to time for insurable risks and in amounts against which a prudent owner of a comparable office building in the municipality would protect himself and for clarity, all deductible amounts shall be considered to be a cost of insurance;

2.	warranties and guarantees;

3.	complete maintenance and janitorial service for the Building and Lands, including snow removal, window cleaning, garbage and waste collection and disposal, recycling, the cost of operating and maintaining any merchandise holding and receiving areas and truck docks, the cost of interior and exterior landscaping;

4.	elevator maintenance, lighting for the Common Areas, public and private Utilities provided to the Common Areas, together with the cost of energy management programs and the cost of maintaining any signs considered by Landlord to be part of the Common Areas;

5.	policing and supervision;

6.	salaries, termination and severance costs of all personnel employed or contracted from outside contractors to carry out management, administration, supervision, maintenance and service operations, (including contributions towards usual fringe benefits, unemployment insurance, pension plan contributions and similar contributions), and to the extent such personnel are not engaged full time to perform such management, administration, supervision, maintenance and service operations, then only such portion of their salaries as is attributable to such on-site performance;

7.	the rental of any equipment and signs, and the cost of machinery, supplies, tools, equipment and materials used by Landlord in the maintenance and operation of the Lands and the Building (including rental costs of such items);

8.	HVAC Cost;

9.	repair, maintenance and operation of the Lands, the Building and all Utilities and the repair, replacement, maintenance and operation of the mechanical, electrical, plumbing, information technology, heating and air-conditioning equipment and systems appurtenant thereto and the cost of complying with Environmental Law with respect to the Lands and the Building;

10.	the total cost and expense of operating, maintaining and repairing parking garages and parking areas;

11.	all business taxes, if any, from time to time payable by Landlord, on account of its ownership or operation of the Lands and Building but excluding income tax of Landlord;

12.	auditing, accounting, legal and other professional and consulting fees and disbursements incurred in connection with the maintenance, repair, replacement, operation, administration, supervision and management of the Building, including those incurred in connection with the Environmental Management Plan, those incurred with respect to the preparation of the statements required under the provisions of this Lease, and those incurred in administering, minimizing, contesting or appealing assessments of Realty Taxes (whether or not successful);

13.	internet services provided for the Building including websites and other information and communication services and facilities available to tenants;

14.	security services, if any, undertaken by or on behalf of Landlord;

15.	depreciation and amortization of capital costs as determined in accordance with generally accepted accounting principles for:

.1	the costs related to all maintenance and cleaning equipment and Landlord’s Utility meters;

.2	the costs incurred for all other fixtures, furniture, replacement of finishes in the Common Areas, equipment, and facilities serving the Building;

.3	the costs, together with Interest, of equipment modification or improvements of the Building and all upgrading and retrofitting of all Building Systems, facilities and equipment, including all mechanical, electrical, plumbing and life safety systems, amortized over their useful life, as determined by Landlord;

.4	the costs incurred by Landlord in complying with any laws including Environmental Laws pertaining to the operation of the Lands and Building, and all costs incurred pursuant to section 7.2.2 to 7.2.5 inclusive hereof together with Interest; and

.5	any costs relating to the provision, replacement and upgrading of aerials, antennae, cables, machinery, equipment, installations, and other forms of communications and information technology systems and equipment which are available for use by tenants of the Building;

16.	operation, maintenance and repair of the equipment and facilities referred to in subsection 15.5;

17.	Realty Taxes to the extent not charged to Tenant pursuant to Section 6.3 and to other tenants of the Building pursuant to lease provisions similar to such Section;

18.	Capital Tax including Capital Tax for the Building;

19.	costs incurred by Landlord with respect to testing and implementing the Pandemic Preparedness and Response Plan;

20.	all costs incurred by Landlord as a result of or related to any initiative, levy, tax or requirement by any Governmental Authority related to environmental protection or enhancement;

21.	all costs incurred by Landlord in implementing or complying with any environmental initiatives recommended by industry associations, or which Landlord may otherwise deem reasonable, whether in accordance with recommendations by industry associations or on its own accord;

22.	General Building Expense;

23.	all costs related to the furnishing, equipping, staffing and operation of a regional or on-site administrative office serving the Building, including the fair rental value (having regard to rentals prevailing from time to time for similar space) of space occupied by the employees or contractors of Landlord or an outside contractor for day to day management, administrative and supervisory purposes relating to the Building. In the case of a regional office, the costs will be apportioned among the buildings served by it on a pro rata basis;

24.	all costs related to modifying and operating the Building to achieve the objectives of the Environmental Plan;

25.	Carbon Tax;

26.	costs incurred in order to comply with the Environmental Management Plan including, without limitation, those costs set out as Operating Costs in the Environmental Management Plan;

27.	a management and administration fee which shall be an amount equal to the greater of 4% of Gross Revenue from the Building and 15% of the foregoing costs;

The foregoing list of specific items is intended to be representative rather than exhaustive and shall not limit in any manner the scope of the introductory general language of the definition.

If Landlord decides not to charge the full amount of any one or more of the foregoing costs and expenses in the year in which it is incurred, then any such uncharged portions may be charged in any subsequent years and there shall be included, interest at the Interest Rate on the uncharged portion of such costs and expenses from time to time outstanding. Indirect and offsite costs shall be determined and allocated by Landlord to Operating Costs in accordance with the provisions of this Lease. Where any amount, cost or expense is to be determined, allocated, apportioned or attributed under any provision of this Lease, Landlord shall do so and shall act equitably in determining and applying criteria which are relevant to doing so and Landlord may retain engineering, accounting, legal and other professional consultants to assist and advise in doing so. If the Lands and Buildings contain a combination of office, retail or residential components then Landlord shall allocate Operating Costs between the various components depending upon Landlord’s determination of the amounts attributable to each component.

If the Building is not fully occupied for any period within the Term, the Operating Costs which vary with the level of occupancy of the Building (for example, the cost of janitorial services) may be adjusted by Landlord to reflect full occupancy.

Operating Costs shall not include the following, except to the extent set out above:

.1	additions and major structural improvements to the Building,

.2	repair and replacement resulting from inferior or deficient workmanship, materials or equipment in the initial construction of the Building for which Landlord is actually reimbursed,

.3	ground rent (if any), and interest on and principal retirement of Mortgages and capital cost allowance on the building structure comprised in the Building,

.4	repair and replacement for which Landlord is reimbursed by insurers,

.5	tenant improvements and leasing commissions, and

.6	other than those expenses incurred in furtherance of the Environmental Management Plan the cost of painting, decorating, or of providing special cleaning services for any occupant of any space in the Building, other than the Premises.

SCHEDULE 7

INDEMNITY

Intentionally Deleted.

SCHEDULE 8

SPECIAL PROVISIONS

1.	Tenant’s Work

Tenant’s Work (to be performed by Tenant at its sole risk and cost) shall consist of constructing the office improvements and doing all work required to open for business, all in accordance with the Lease, Landlord’s criteria and standards for the Building and in strict accordance with plans and specifications to be approved by Landlord before the commencement of any Tenant’s Work. Prior to commencing any Tenant’s Work, Tenant shall provide Landlord with an insurance certificate from its contractor’s insurer confirming builder’s risk and public liability coverage in an amount not less than five million ($5,000,000) dollars per occurrence and evidence that all required building and municipal permits and authorizations, if required, have been obtained.

2.	Fixturing Period (Early Occupancy)

Tenant shall be permitted non-exclusive access to the Premises during the period (the “Fixturing Period”) commencing on the later of (a) April 1, 2016 and (b) the date Tenant executes and delivers the Lease in form acceptable to Landlord and expiring on the date immediately preceding the Commencement Date, in order to carry out Tenant’s Work to the extent same may be reasonably coordinated with and not interfere with or delay the Landlord’s Work at Tenant’s sole risk and expense. During the Fixturing Period all of the terms and conditions of the Lease, except for payment of Basic Rent, Realty Taxes and Operating Costs, shall be in full force and effect. Tenant shall reimburse Landlord for the cost of any special services provided during the Fixturing Period, including the cost of cleaning and rubbish removal, and the cost of any Utilities consumed in the Premises during the Fixturing Period. Notwithstanding the above, prior to Tenant being granted access to the Premises for fixturing, Tenant shall provide proof of the insurance, as outlined in this Lease, to the Landlord.

If Landlord is delayed for any reason in delivering possession of the Premises, then the commencement of the Fixturing Period and the Commencement Date and the expiration date of the Term shall be adjusted by a time period equivalent to such delay, and Landlord shall not be liable for any loss or damage resulting from such delay.

Should Tenant’s fixturing of the Premises be completed prior to the Commencement Date, Tenant will be permitted to occupy the Premises for the purpose of conducting its business for the remainder of the Fixturing Period on the terms as set out herein.

3.	Construction Allowance

If and so long as the Conditions of Advance set out below are satisfied, Landlord shall provide a construction allowance (the “Construction Allowance”), to be applied against the cost of completing the Tenant’s Work, in the following amount and upon the following terms and conditions:

Amount:	$45.00 per square feet of Rentable Area of the Premises, plus applicable taxes.

Payment Date:	Within 15 business days after the date that all of the Conditions of Advance have been completed or satisfied.

Payment Method:	Direct payment to Tenant or as it further directs.

Conditions of Advance:	.1 This Lease has been executed and delivered by Tenant in form acceptable to Landlord, and Tenant is not in default thereof.

.2 The Term has commenced and Tenant has taken occupancy of the Premises in accordance with the Lease.

.3 All necessary permits and approvals for all aspects of Tenant Work have been obtained.

.4 The occupancy permit has been obtained from the Authority having jurisdiction.

.5 Tenant has provided to Landlord its current and valid applicable taxes registration number.

.6 Tenant has completed all Tenant’s Work in strict accordance with the requirements of the Lease and the plans and specifications approved by Landlord.

.7 There are no liens, claims or charges outstanding with respect to Tenant’s Work and sufficient evidence thereof is provided to Landlord.

.8 Tenant has executed and delivered a statutory declaration of a senior officer as to the actual cost of Tenant’s Work and confirming the payment thereof in full, accompanied by copies of paid invoices evidencing payment.

The Construction Allowance shall be subject to deduction of any amounts then owing by Tenant to Landlord. Landlord shall be entitled to withhold a portion of the amount to be advanced by it in order to comply with the provisions of the Construction Lien Act of the Province in which the Building is situate, or similar legislation or any worker’s compensation or occupational health and safety legislation and shall advance such withheld portion to Tenant when evidence of payment and compliance are presented to Landlord or at the expiration of the lien period so long as it has received no notice of a claim for lien. If notice of a claim for lien has been received by Landlord referable to Tenant’s Work prior to payment of the amounts to be paid to Tenant, Landlord shall be entitled to withhold payment until such claim for lien has been completely vacated. If no amounts are due by Tenant to Landlord and Tenant is not in default of any provision of the Lease and all conditions contained herein are met, Landlord will credit to Tenant as free Rent first due and payable from the Commencement Date (the “Rent Credit”), to a maximum of 20% of the Construction Allowance, any unspent Construction Allowance in excess of the actual cost of Tenant’s Leasehold Improvements.

Tenant acknowledges that payment of the Construction Allowance is granted pursuant to Landlord’s interest in having a reliable non-defaulting tenant for the whole of the Term. Accordingly, if at any time during the Term an event of material default under the Lease shall have occurred and Landlord exercises any rights or remedies related thereto, or Tenant repudiates the Lease or vacates or abandons the Premises, without consent of Landlord, the Construction Allowance shall be deemed to have been wrongfully obtained by Tenant and shall be revoked with effect from the Commencement Date and an amount equal to the full amount of the Construction Allowance which Landlord has advanced, multiplied by a fraction, the numerator of which is the number of months left in the Term, and the denominator of which is the total number of months in the Term, plus an amount equal to 8% representing the annual interest factor shall become immediately due and payable as a debt due to Landlord on the day immediately preceding the occurrence of the event of default or the repudiation, vacating or abandonment and such amounts shall be collectible in the same manner as rent due under the Lease.

Notwithstanding the foregoing, the Tenant’s entitlement of the Construction Allowance shall end if for whatever reason the “Conditions of Advance” required by the Tenant for the Construction Allowance has not been met and the request for the Construction Allowance has not been made by the Tenant by the end of the 12th month of the Term.

4.	Landlord’s Work

The Landlord’s Work, as set out below, shall be performed by Landlord at its cost in the Premises, on a “once only” basis. So long as this Lease is executed by Tenant in a form accepted by Landlord, such Landlord’s Work shall be completed pursuant to a construction schedule to be agreed upon between Landlord and Tenant, both parties acting reasonably. Tenant acknowledges that Landlord may carry out Landlord’s Work during the Fixturing Period and agrees not to disrupt or interfere with the Landlord’s Work. The Landlord’s Work is as follows:

a)	Demolish and remove all existing improvements within the Premises Tenant does not wish to reuse, in accordance with the preliminary plan attached hereto as Schedule “2-A”. All or any doors, door frames, glazing, glass side lights, millwork and other items the Tenant deems reusable (if any) shall be stacked in the Premises and available for re-use by the Tenant;

b)	Seismically restrain the ceiling grid and lighting systems as required to meet current building codes as of November 1, 2015;

c)	Ensure existing heating, electrical, plumbing, ventilation and air condition system(s) servicing the Premises are in good working condition; and

d)	Replace any damaged or stained ceiling tiles within the Premises with Building standard ceiling tiles.

5.	Parking

From and after the Commencement Date and for the Term, Tenant shall, in accordance with the Landlord’s Operating Standards in effect from time to time related to parking, have the use of and shall pay for up to one unreserved parking space per 470 square feet of Rentable Area in the Premises, being a maximum of 23 unreserved above ground parking spaces, located in the parking area of the Building, at the parking rates established by Landlord from time to time, payable in advance on the first day of each month. Prior to the start of the Fixturing Period, Tenant shall advise Landlord of the specific number of parking spaces it requires. Tenant may surrender or requires additional parking space(s), to its maximum allotment as the case may be, with a minimum of 60 days written notice to Landlord. The current parking rate is $75.00 per month plus applicable taxes for each parking space, such rate subject to change from time to time without notice. In the event Tenant is in default of its covenants and obligations related to parking, Landlord may revoke Tenant’s forgoing parking rights upon written notice, without limiting Landlord’s other remedies at law and under the Lease and without affecting Tenant’s other covenants and obligations under the Lease.

6.	Option to Extend

So long as:

a)	the Lease has been executed and delivered by Tenant in form acceptable to Landlord;

b)	Tenant is not currently and has not continuously been in default under the Lease;

c)	the Lease has not previously been terminated;

d)	no Transfer affecting Tenant, the Premises or the Lease has occurred;

e)	Tenant is itself occupying the entire Premises;

f)	No prior rights of existing tenants in the Building exist; and

g)	Tenant gives to Landlord written notice of its intention to extend the Term of the Lease not more than nine (9) months nor less than six (6) months prior to the expiry of the Term.

Tenant shall have the right to extend the Term of the Lease for a further 5 years upon the same terms and conditions as contained in the Lease except as otherwise expressly provided therein and except that there shall be no further right of extension or renewal, no fixturing period and the rates for any storage space and/or parking spaces used by Tenant shall be the Landlord’s then applicable rates and annual Basic Rent shall be equal to the fair market annual Basic Rent for the Premises as agreed upon by the parties having regard to the finished condition of the Premises at the time of extension and having regard to then applicable basic rental levels for similar premises for a similar term in the Building. The parties shall make all reasonable efforts to reach agreement as to the fair market annual Basic

Rent for the extension term not less than three months prior to the commencement of the extension term, and failing such agreement, fair market annual Basic Rent for the extension term shall be fixed by an independent real estate appraiser appointed by Landlord and approved by Tenant acting reasonably.

If Landlord so elects, Tenant shall execute Landlord’s then current form of lease amending agreement or lease, as determined by Landlord, to give effect to such extension of the Term.

7.	Right of First Refusal (Once Only)

Provided that:

a)	the Lease has been executed and delivered by Tenant in form acceptable to Landlord;

b)	Tenant is not currently and has not continuously been in default under the Lease;

c)	the Lease has not previously been terminated;

d)	no Transfer affecting Tenant, the Premises or the Lease has occurred;

e)	Tenant is itself occupying the entire Premises; and

f)	No prior rights of existing tenants in the Building exist;

then in the event Landlord receives an offer to lease acceptable to Landlord for all or a portion of the premises on the 4th floor of the Building, Landlord shall notify Tenant of the material terms of said offer. Tenant shall have three (3) business days after such notice within which to exercise a right to lease such space. This right may only be exercised, within such time period, by Tenant delivering a notice in writing of its acceptance to Landlord, whereupon a binding agreement to lease such premises shall exist between Landlord and Tenant on the terms and conditions contained in such notice. If Tenant does not exercise this right to lease the said premises within the time and in the manner provided for above, the said premises may thereafter be leased by Landlord upon the terms and conditions contained in such notice. In the event Tenant exercises its rights under this section, then Landlord and Tenant shall enter into Landlord’s then current form of lease amending agreement or lease, as determined by Landlord acting reasonably, to reflect such agreement. Notwithstanding the foregoing, this section shall not apply if the third party tenant is Pure Foods Corp., for a term not more than three (3) years. For clarity, this section shall be applicable to any renewal or extension term granted to Pure Foods Corp., save and except for as specifically waived by Tenant in writing to Landlord.

8.	Tenant’s Right of Termination (on Anniversary Date)

Notwithstanding anything to the contrary contained in this Lease, so long as Tenant is Aquinox Pharmaceuticals (Canada) Inc., is itself in occupation of the Premises and is not and has never been in default under the terms of the Lease, Tenant shall have the right to terminate the Lease effective on the last day of the last month of the 3rd year of the Term (the “Termination Date”) provided that it delivers written notice (the “Termination Notice”) to the Landlord not earlier than 12 months and not later than 9 months prior to the Termination Date of its intention to terminate the Lease, in which event, the following shall apply:

a)	The Lease shall terminate on the Termination Date and Tenant shall deliver vacant possession of the Premises to Landlord by the Termination Date in accordance with all applicable provisions of the Lease;

b)	in consideration of Landlord accepting an early termination of the Lease, Tenant agrees to pay to Landlord, prior to the Termination Date, by certified cheque, an amount equal to the Construction Allowance plus any leasing commissions, multiplied by the number of days remaining in the Term after the Termination Date divided by the total number of days in the Term, plus interest on such amount at the rate of six percent (6%) per annum, compounded semi-annually, calculated from the Commencement Date until the Termination Date, and an amount equal to three (3) months Basic Rent, plus all applicable taxes;

c)	Tenant shall be responsible for the payment of all Rent and charges to and including the Termination Date including all Rent and other charges in respect of any period prior to the Termination Date which may be billed or adjusted after the Termination Date; and

d)	neither party shall have any further liability or obligation to the other after the Termination Date except for Tenant’s obligations set out in this section, and except for any default under the Lease by Tenant occurring on or before the Termination Date.

9.	External Podium Signage:

So long as:

a)	the Lease has been executed and delivered by Tenant in form acceptable to Landlord;

b)	Tenant is not and has not been in default under the Lease;

c)	the Lease has not previously been terminated;

d)	no Transfer affecting Tenant, the Premises or the Lease has occurred, other than to a Related Corporation;

e)	Tenant is itself occupying the entire Premises; and

f)	No prior rights of existing tenants in the Building exist;

then Tenant will have the non-exclusive right to one panel of the existing exterior podium signage at the Building. The exact size, location and design of such exterior sign shall be subject to the approval of Landlord and Landlord’s Architect. Such signage will be installed and maintained by Tenant consistent with a first class building and in compliance and accordance with the requirements of all applicable laws and codes. Such signage will be removed by Tenant and restored and any damage repaired, at the expiry or earlier termination of the Term or in the event Tenant does not itself occupy the entire Premises. Such signage shall be subject to Tenant obtaining, at Tenant’s sole cost, the prior approval of and all necessary permits from any Authority having jurisdiction. All costs associated with Tenant’s signage, including installation, maintenance, removal and repair of any damage caused by such removal, shall be the Tenant’s responsibility.

SCHEDULE 9

PANDEMIC PREPAREDNESS AND RESPONSE

1.	Tenant shall at all times comply with the Pandemic Preparedness and Response Plan, whether or not a Pandemic shall be in existence. Landlord shall have the sole discretion to declare the existence of a Pandemic and, notwithstanding any notice requirements pursuant to this Lease, Tenant shall be deemed to have been notified of such Pandemic’s existence upon Landlord providing notice thereof in accordance with this Schedule 9.

2.	Landlord shall have the right to make any revisions or modifications to the Pandemic Preparedness and Response Plan that it considers necessary or prudent, in its sole discretion, for the safe and efficient operation of the Building. Upon Landlord providing Notice of such revisions and modifications in accordance with the notice provisions of this Lease, or in the event that Landlord has determined a Pandemic to exist, in accordance with the notice provision contained in Section 4 of this Schedule 9, Tenant shall be deemed to have had Notice of such revision and modifications and shall be obligated to comply therewith.

3.	Landlord shall have the full and unfettered right to do all matters and take all actions it shall deem, at its sole discretion, necessary in order to implement the Pandemic Preparedness and Response Plan. As part of implementing Pandemic Preparedness and Response Plan, Landlord shall be entitled to change, without notice in the event of a Pandemic, the Operating Standards and the Building’s general procedures with respect to the daily operation thereof, including, but not limited to:

(a)	limiting the operating hours of the Building;

(b)	limiting or restricting access couriers may have to the Building;

(c)	providing services which are generally provided on-site from off-site locations;

(d)	limiting or restricting access to the Building by Tenant, its employees and its invitees;

(e)	restricting public gatherings in the building;

(f)	requiring Tenant and its employees and invitees to sign in upon entering the Building and indicate whether or not they have been experiencing influenza symptoms;

(g)	removing from the Building Tenant, if Tenant is an individual, and any employee or invitee of Tenant exhibiting, or known to Landlord to have recently suffered from, influenza symptoms, as determined by Landlord in its sole discretion, and forcibly removing any such persons who do not vacate the Building on their own accord; and

(h)	closing all or any part of the Building if it determines that, as a result of a Pandemic or the impact of a Pandemic on staff or personnel of Landlord, it is not safe to continue to operate the Building or certain parts of the Building.

4.	In the event of a Pandemic, as determined by Landlord, Landlord shall implement a bulletin board or website notice system providing tenants with notice of actions taken, or scheduled to be taken, in accordance with the Pandemic Preparedness and Response Plan. Any notice whatsoever placed on such bulletin board or website shall be deemed adequately and sufficiently given to Tenant notwithstanding any of the other notice provisions under this Lease. Landlord shall have no obligation to make any postings on such bulletin board or website and no failure to notify Tenant in accordance with such bulletin board or website system shall be deemed negligence on the part of Landlord. Landlord shall have no liability whatsoever for any losses, costs, expenses, claims or damages suffered by Tenant as a result of Landlord’s failure to post information on the bulletin board or website notice system.

5.	Tenant shall prepare, and at all times comply with, its own pandemic preparedness and response plan to coincide with and operate alongside the Pandemic Preparedness and Response Plan. Such plan shall be approved by Landlord, acting reasonably, and shall require Tenant to:

(a)	send all employees home who exhibit flu like symptoms during a Pandemic;

(b)	stockpile supplies that are critical to the operation of Tenant’s business from the Premises as well as infection control supplies to be used in the event of Pandemic; and

(c)	at all times provide Landlord with an up-to-date list of its key personnel and representatives as well as their emergency phone numbers.

Tenant’s pandemic preparedness and response plan shall be modified in accordance with any reasonable direction by Landlord.

6.	In the event of a Pandemic, Landlord may share any confidential information with respect to Tenant or its employees or invitees that it obtains in order to protect and preserve the health of other tenants and their employees and invitees within the Building.

7.	Tenant shall provide immediate notice to Landlord during a Pandemic of any employee or invitee exhibiting influenza symptoms during a Pandemic.

8.	Landlord shall have the right during a Pandemic to require Tenant to decontaminate all or any part of the Premises, failing which Landlord shall be entitled to enter the Premises and do so at Tenant’s expense. Any steps that Landlord may choose to take are in its sole and unfettered discretion and nothing herein shall obligate Landlord to effect any such decontamination.

9.	Landlord has no obligation whatsoever to test and update the Pandemic Preparedness and Response Plan. However, Tenant shall co-operate with any efforts of Landlord to perform such testing and participate in any such testing that Landlord reasonably requests. Landlord shall not be liable in any manner for any interruption to the business of Tenant or the access to the Premises by Tenant, its employees or its invitees, so long as it performs its testing during evening or weekend hours. Tenant shall attend or send a representative with the appropriate level of responsibility for implementing the requirements of the Pandemic Preparedness and Response Plan on behalf of Tenant, to attend all training sessions with respect to the Pandemic Preparedness and Response Plan.

10.	Notwithstanding anything to the contrary contained within this Lease, Tenant shall have no right to abatement of Rent whatsoever if the Building shall be closed or if access to the Premises shall be restricted in accordance with the Pandemic Preparedness and Response Plan.

11.	Tenant hereby agrees to indemnify and hold harmless Landlord for any losses, costs, claims, expenses and damages whatsoever suffered as a result of the implementation or operation by Landlord of the Pandemic Preparedness and Response Plan. Landlord shall have no responsibility to Tenant whatsoever for any negligence, including gross negligence of Landlord in the preparation, implementation or operation of the Pandemic Preparedness and Response Plan or with respect to any inadequacies in respect thereto.

12.	Tenant hereby agrees to indemnify and hold harmless Landlord from any losses, costs, claims, expenses and damages whatsoever related to the sufferance by Tenant or any of its employees or invitees of any influenza symptoms or other similar illnesses as a result of the spread of a Pandemic within the Building.

13.	Tenant shall be liable for any losses, costs, claims, expenses and damages suffered by Landlord as a result of Tenant not complying with the Pandemic Preparedness and Response Plan, this Schedule 9 or any directions given by Landlord in accordance with the Pandemic Preparedness and Response Plan.

APPENDIX A

Pandemic Preparedness and Response Plan

SCHEDULE 10

ENVIRONMENTAL MANAGEMENT PLAN

SECTION 1 - ENVIRONMENTAL OBJECTIVES

1.1	Context

The provisions of Sections 1.2 and 1.3 of this Environmental Management Plan have been designed to encourage and promote the implementation of certain environmental objectives on the part of each of Landlord and Tenant. Subject to Section 4.1 of this Schedule 10, a breach by either Landlord or Tenant of any of the provisions of Sections 1.2 or 1.3 of this Environmental Management Plan on the part of either Landlord or Tenant to be observed or performed, as the case may be, shall not constitute a default under this Lease, but the party committing such breach agrees, to the extent possible under the circumstances, to use commercially reasonable efforts to co-operate with the other party to remedy such breach.

1.2	General Objectives

Tenant acknowledges Landlord’s intention to operate the Building so as to provide for:

(a)	a comfortable, productive and healthy indoor environment;

(b)	reduced energy use and reduced production, both direct and indirect, of Greenhouse Gases;

(c)	reduced use of potable water and the use of recycled water where appropriate;

(d)	the effective diversion of construction, demolition, and land-clearing waste from landfill and incineration disposal, and the recycling of tenant waste streams;

(e)	the use of cleaning products certified in accordance with EcoLogoM or equivalent standards;

(f)	the facilitation of alternate transportation options for individuals attending at the Building;

(g)	the avoidance of high volatile organic compound (“VOC”) materials, furniture and improvements within the Building and individual tenant premises; and

(h)	the achievement of such other more specific targets as may be set out in Section 1.3 below.

1.3	Specific Objectives

Notwithstanding the provisions of Section 1.2 in this Schedule 10 above, Tenant acknowledges Landlord’s intention to develop, and maintain, specific targets for the Building in key areas, as set out below, and to communicate Landlord’s targets, and any subsequent revisions, from time to time ensuring all parties are informed of the effects Tenant’s use, as set out in section 1.6 of the Lease, may have on building services. The key areas are as follows:

(a)	electricity use, measured in kilowatt hours per square foot of Rentable Area of the Building per year (Kwh/sf/ yr);

(b)	natural gas consumption, measured in cubic metres per square foot of Rentable Area of the Building per year (M3/sf/yr);

(c)	water consumption levels, measured in litres per square foot of Rentable Area of the Building per year (L/sf/yr);

(d)	a waste diversion percentage rate per year; and

(e)	indoor carbon dioxide (“CO2”) levels compared to outdoor CO2 levels, measured in Parts Per million (PPM), in accordance with the American Society of Heating, Refrigerating and Air-Conditioning Engineers (“ASHRAE”) standard 62.1-2007 or equivalent standard as it may be amended or replaced from time to time.

As aforesaid, Landlord will develop and revise the above-noted targets from time to time as progress is made in reducing the Building’s environmental footprint.

1.4	Regulatory Standards

Notwithstanding the provisions of Section 1.2 and 1.3 herein, in the event that any governmental authority imposes a resource reduction target on the Building for any utility or resource otherwise than as set out in Sections 1.2 and 1.3 above, then the within Environmental Objectives shall be deemed to have been amended so as to stipulate such resource reduction target and all changes required to be made by Landlord to the Environmental Management Plan, or which are necessitated as a result of such resource reduction target, shall be deemed to be included and permitted, as the case may be, pursuant to the provisions of this Section and this Lease.

1.5	Carbon Offsets

Landlord shall be entitled to all Carbon Offset Credits that may be created, credited or recoverable as a result of activities conducted within the Premises or the Building, excluding Carbon Offset Credits to which Tenant is entitled in accordance with Applicable Law. Landlord shall be entitled to allocate, acting reasonably, Carbon Offset Credits created with the participation of Tenant and/or other tenants in the Building.

SECTION 2 - ENVIRONMENTAL MANAGEMENT PLAN IMPLEMENTATION

2.1 At Landlord’s election, Tenant agrees to conduct its operations in the Building and within the Premises in accordance with the following provisions:

(a)	Comfortable, Healthy and Productive Indoor Environment

(i)	Landlord shall be entitled at any time and from time to time to undertake Greenhouse Gas production monitoring and testing, including testing within the Premises, on reasonable notice to Tenant and accompanied by a representative of Tenant if required, which representative Tenant agrees to make available.

(ii)	Tenant shall ensure that all work done within the Premises by Tenant or its representatives shall be undertaken in accordance herewith and with the Design Criteria Manual. Notwithstanding the foregoing, Tenant shall ensure that all paints, sealants and adhesives used or to be used within the Premises meet EcoLogoM or equivalent standards so as to ensure no or low emissions of VOC’s within the Building. Landlord may from time to time conduct tests to measure VOC’s within the Premises.

(iii)	Tenant shall be in compliance with the Design Criteria Manual with respect to furniture, fixtures, materials, supplies and equipment to be brought into the Premises.

(iv)	Should Tenant be permitted in writing to undertake its own cleaning of, or within, the Premises, which permission shall be at Landlord’s sole discretion, Tenant shall require that in any cleaning contracts granted directly by it, the cleaning contractor shall use cleaning products certified in accordance with EcoLogoM or equivalent standards. Landlord shall reserve the right to approve, acting reasonably, any such Tenant cleaning contracts, but without liability. Tenant shall ensure that any cleaning contracts entered into by it require the cleaning contractor to comply with elements of the Environmental Management Plan applicable to Tenant. Any cleaning contracts let by Tenant in respect of specialized green facilities, such as waterless urinals, shall ensure the cleaning contractor properly understands the maintenance of such specialized green facilities.

(v)	At Tenant’s sole cost and expense, and subject to the approval, or requirement, of Landlord acting reasonably, Landlord shall purge Building air during a Tenant move in to minimize offgassing of wallpaper, carpet and furniture glues and dyes.

(b)	Reduce Indirect and Direct Energy Consumption and Greenhouse Gas Emissions

(i)	Tenant agrees to the installation of electricity smart meters in respect of Tenant’s consumption of electricity within the Premises, at Tenant’s sole cost and expense, payable as Additional Rent under this Lease.

(ii)	Tenant shall take reasonable steps to minimize its electrical consumption within the Premises such as, by way of example only, adopting conservation practices (e.g. reducing its use of lighting where unnecessary); the use of Energy Star equipment; and the types of equipment, lighting, lighting switches, sensors and zones it uses within the Premises.

(iii)	Landlord shall be entitled at any time or from time to time to acquire (A) all or part of the power for the Common Areas; and/or (B) shared electrical power from sources with low carbon output. In addition to the foregoing, where it is considered feasible to do so, Landlord may install onsite generation capacity either to reduce peak load or to supplement base load requirements for the Building from time to time, and any incremental cost in so doing shall be included in Operating Costs.

(iv)	Subject to Landlord’s prior written approval, Tenant shall be entitled at any time or from time to time to specify in writing that it wishes to have its electrical power consumption sourced or offset from renewable energy sources, and if it shall elect to do so, the cost of same shall be at Tenant’s sole cost and expense, either payable directly by it to the supplier so chosen, or recoverable by Landlord, if paid by Landlord, as Additional Rent.

(v)	Landlord shall be entitled to benchmark itself against any building rating system for electrical, natural gas, water or other resource consumption.

(c)	Reduce Water Consumption

(i)	Tenant agrees to the installation of water meters or check meters in respect of Tenant’s consumption of water, at Tenant’s sole cost and expense, payable as Additional Rent under this Lease.

(ii)	Where potable water usage is not a necessity, Tenant acknowledges and consents to the use of treated recycled or treated natural water in washrooms and in other applications within and around the Building.

(iii)	Tenant consents to rainwater collection, treatment and reuse by Landlord and wastewater collection, treatment and reuse by Landlord from time to time. Tenant consents to the use of water-saving appliances, such as waterless urinals, and other equipment as may be otherwise consistent with the Environmental Objectives.

(d)	Recycled Materials Usage

(i)	Tenant shall be entitled to use recycled materials in its Leasehold Improvements and Alterations if so permitted either pursuant to the Design Criteria Manual, or as may be consented to by Landlord, acting reasonably.

(ii)	Tenant shall be entitled to use recycled furniture, fixtures and equipment in the Premises to the extent consistent with the Environmental Objectives and the Design Criteria Manual.

(iii)	Tenant agrees to recycle or cause its contractor to recycle as much as possible any waste created in the demolition of existing Leasehold Improvements or Alterations within the Premises so as to minimize the amount of waste ending in landfill. Landlord reserves the right to monitor and measure the amount of waste leaving the Building from the Premises and going to landfill from time to time. If available, Landlord agrees to provide to Tenant a staging area for the sorting and recycling of materials during construction.

(iv)	Tenant agrees to consider locally sourced materials where possible in the completion of Leasehold Improvements and any subsequent Alterations, consistent with the terms as set out in the Design Criteria Manual.

SECTION 3 - ENVIRONMENTAL ASSESSMENT AND REPORTING

3.1 Landlord and Tenant, acting reasonably and in good faith, agree to cooperate from time to time in determining compliance with the Environmental Objectives and in refining such Environmental Objectives from time to time. Landlord and Tenant agree to meet periodically in order to determine and discuss the achievement of the Environmental Objectives for the Building and the Premises and any further steps that could be taken to achieve the Environmental Objectives.

SECTION 4 - COVENANTS

4.1	Landlord and Tenant agree to:

(a)	use their reasonable commercial efforts to achieve the Environmental Objectives;

(b)	constructively consult with each other on enhancements that may achieve the Environmental Objectives and consider undertaking any such enhancements; and

(c)	constructively consult with each other on issues, events and circumstances likely to detract from achieving the Environmental Objectives.